UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 6, 2007

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2007 Annual Meeting of Shareholders of Darden Restaurants, Inc. The meeting will be held on Friday, September 14, 2007, at 10:00 a.m., Eastern Daylight Savings Time, at the Hyatt Regency Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827. All holders of our outstanding common shares as of the close of business on July 23, 2007, are entitled to vote at the meeting.

At this year’s meeting, you will be asked to: (1) elect a full Board of 12 directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008, and (3) transact such other business as may properly come before the meeting. The enclosed notice of meeting and proxy statement contain details about the business to be conducted at the meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business, and we will provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Paula J. Shives, Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone (407) 245-6565.

It is important that your shares be represented at the meeting, whether or not you plan to attend in person. We urge you to promptly mark, sign, date and return the enclosed proxy card, or vote by Internet or telephone using the instructions on the proxy card. The proxy statement provides further information about the meeting and your voting options.

Your vote is important. Thank you for your support.

Sincerely,

Clarence Otis, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

DARDEN RESTAURANTS, INC.

5900 Lake Ellenor Drive

Orlando, Florida 32809

NOTICE OF

2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 14, 2007

TIME AND DATE OF MEETING:	10:00 a.m., Eastern Daylight Savings Time, on Friday, September 14, 2007

PLACE:	Hyatt Regency Orlando International Airport
9300 Airport Boulevard
Orlando, Florida 32827

ITEMS OF BUSINESS:	• To elect the full Board of 12 directors to serve until the next annual meeting of shareholders and until their successors are elected and qualify;

• To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008; and

• To transact such other business, if any, as may properly come before the meeting and any adjourn-ment.

WHO CAN VOTE / RECORD DATE:	You can vote at the meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 23, 2007.

ANNUAL REPORT:	A copy of our 2007 Annual Report is enclosed.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about August 6, 2007.

By Order of the Board of Directors

Paula J. Shives
Senior Vice President,
General Counsel and Secretary

August 6, 2007

DARDEN RESTAURANTS, INC.

PROXY STATEMENT

DARDEN RESTAURANTS, INC.

5900 Lake Ellenor Drive

Orlando, Florida 32809

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Shareholders. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about August 6, 2007.

When and where is the annual meeting?

The annual meeting will be held on Friday, September 14, 2007, at 10:00 a.m., Eastern Daylight Savings Time, at Hyatt Regency Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827.

What am I voting on?

At the annual meeting, you will be voting:

•	To elect the full Board of 12 directors to serve until the next annual meeting of shareholders and until their successors are elected and qualify;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008; and

•	To consider such other business as may properly come before the meeting and any adjournment.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote FOR each of the nominees to the Board and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008.

Who is entitled to vote?

You may vote if you owned our common shares as of the close of business on Monday, July 23, 2007, the record date for the annual meeting.

How many votes do I have?

You are entitled to one vote for each common share you own. As of the close of business on July 23, 2007, we had 141,745,523 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting. There is no cumulative voting.

How do I vote by proxy before the annual meeting?

Before the meeting, you may vote your shares in one of the following three ways:

•	By Internet, which we encourage you to do if you have Internet access, at the address shown on your proxy card;

•	By telephone at the number shown on your proxy card; or

•	By mail by completing, signing, dating and returning the enclosed proxy card.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?” The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

May I vote my shares in person at the annual meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting.

May I change my mind after I vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting; or

•	Voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary.

What shares are included on my proxy card?

Your proxy card includes shares held in your own name and shares held in any Darden plan, including the Darden Shareowner Service Plus PlanSM and the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the enclosed proxy card.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the Savings Plan. You may direct the trustee how to vote your Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the enclosed proxy card. If you do not instruct the trustee how to vote, your Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Savings Plan accounts for which it did receive timely voting instructions.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Investor Communication Services (formerly ADP) that offers Internet and telephone voting options.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in the name of a brokerage firm, your shares might be voted even if you do not provide the brokerage firm with voting instructions. Under the rules of the New York Stock Exchange, on certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm are considered routine matters for this purpose, assuming that no shareholder contest arises as to either of these matters.

What if I return my proxy card or vote by internet or telephone but do not specify my vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

•	FOR the election of each of the director nominees; and

•	FOR approval of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008.

If you participate in the Darden Savings Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other Savings Plan accounts for which it did receive timely voting instructions, as explained under the question “How do I vote if I participate in the Darden Savings Plan?”

What does it mean if I received more than one proxy card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wells Fargo, National Association, toll free at (877) 602-7596.

Who may attend the annual meeting?

The annual meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the annual meeting?

Yes. Our representatives will answer your questions at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the annual meeting?

In order to conduct our meeting, a majority of our outstanding common shares as of July 23, 2007 must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.

What vote is required to approve each proposal?

•	Proposal 1: Elect twelve directors.

The 12 nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the nominees will have no impact on the election of directors. However, pursuant to a recent amendment to our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board, as more particularly described under the heading “Director Election Governance Practices.”

•	Proposal 2: Ratify appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. Under Florida law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no legal effect on whether this matter is approved. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider its selection.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. Broker non-votes are not counted or deemed to be present for the purpose of determining whether shareholders have approved a proposal, but are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm are each considered routine matters under current applicable rules. Therefore, broker non-votes will not occur at this year’s Annual Meeting unless a shareholder contest arises as to either of these matters.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Who pays for the solicitation of proxies?

Our Board of Directors is making this solicitation of proxies on our behalf. We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $8,500, plus expenses, for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares. Our directors, officers and other regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How can I find the voting results of the annual meeting?

We will include the voting results in our Form 10-Q for the quarter ending November 25, 2007, which we expect to file with the Securities and Exchange Commission (“SEC”) in January 2008.

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2008 Annual Meeting of Shareholders, we must receive it at our principal office on or before April 8, 2008. Please address your proposal to: Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809. We will not be required to include in our proxy statement a shareholder proposal that is received after that date or that otherwise does not meet the requirements for shareholder proposals established by the SEC or set forth in our bylaws. If you would like to review our bylaws, our Corporate Secretary will send you a copy without charge on request. A copy of our bylaws also is available on our website.

May shareholders nominate directors or submit other business for next year’s annual meeting?

Yes. If you would like to nominate a director or bring other business before the 2008 Annual Meeting, under our current bylaws (which are subject to amendment at any time), you must:

•	Notify our Corporate Secretary in writing on or before May 17, 2008; and

•	Include in your notice the specific information required by our bylaws.

The address for contacting our Corporate Secretary is provided in the answer to the preceding question. If you would like to review our bylaws, our Corporate Secretary will send you a copy without charge on request. A copy of our bylaws also is available on our website.

If you are nominating a director, you also should comply with the procedures provided in our Director Nomination Protocol that is posted on our website as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Director Candidates Recommended by Shareholders.” Our bylaws require you to provide all information concerning a director candidate that is required to be disclosed in proxy solicitations for elections of directors. The Director Nomination Protocol further asks you to provide such additional information as will allow the Nominating and Governance Committee to evaluate the candidate in light of the key principles outlined in the Protocol. This includes information concerning the candidate’s commitment to our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, being of service, teamwork and excellence), personal and professional ethics, business experience and independence.

Are you “householding” for shareholders sharing the same address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2007 Annual Report to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Darden shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2007 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Wells Fargo, National Association at toll free (877) 602-7596, or to our Corporate Secretary at Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809. The same phone number and address may be used to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies.

PROPOSAL 1—ELECTION OF TWELVE DIRECTORS

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Our Board currently has 12 members, and each director stands for election every year. The Board of Directors decreased the size of the Board from 13 to 12 members effective with the retirement of Blaine Sweatt, III on May 27, 2007. All of our current directors are standing for re-election. Proxies for this annual meeting cannot be voted for more than 12 directors. In the future, the Board may increase or decrease the size of the Board and appoint or nominate for election new directors.

The following directors are standing for election this year to hold office until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualify. All of the nominees were nominated by our Nominating and Governance Committee, and all have previously served on the Board. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. If a nominee is not able to serve, proxies may be voted for a substitute nominated by the Board of Directors. However, we do not expect this to occur.

Board Nominees

LEONARD L. BERRY, 64, Director since 2001

•

Distinguished Professor of Marketing and M.B. Zale Chair in Retailing and Marketing Leadership, Mays Business School, Texas A&M University, since 1982, and Professor of Humanities in Medicine, College of Medicine, Texas A&M University, since 2004.

•	Member of the Board of Directors of:

•	Genesco Inc.

•	Lowe’s Companies, Inc.

ODIE C. DONALD, 57, Director since 1998

•	President of Odie Donald Investment Enterprises, LLC, a private investment firm, since August 2003.

•

Consultant to (from July 2001 through December 2002) and President of (from April 2000 to July 2001) DIRECTV, Inc., a direct broadcast satellite television service and a unit of Hughes Electronics Corporation.

•	Chief Executive Officer of Cable & Wireless Plc, a communications company serving the Caribbean and Atlantic Islands, from 1999 to 2000.

•	Retired after a 26-year career with BellSouth Corporation, where he held various positions, including:

•

Group President—Customer Operations for BellSouth Telecommunications, Inc., a provider of tariffed wireline telecommunications services and a wholly owned subsidiary of BellSouth Corporation, from 1998 to 1999.

•	President of BellSouth Mobility, a cellular communications company, from 1992 to 1998.

DAVID H. HUGHES, 63, Director since 2001

•

Retired; Chairman from 1986 to April 2006 and Chief Executive Officer from 1974 through May 2003 of Hughes Supply, Inc., a diversified wholesale distributor of construction and industrial materials, equipment and supplies.

•	Member of the Board of Directors of:

•	Brown & Brown, Inc.

•	SunTrust Banks, Inc.

CHARLES A. LEDSINGER, JR., 57, Director since 2005

•	Vice Chairman since September 2006, Chief Executive Officer since August 1998 and President from August 1998 to September 2006 of Choice Hotels International, Inc., a lodging franchisor.

•

President and Chief Operating Officer of St. Joe Company, a diversified real estate operating company, from February 1998 to August 1998, and Senior Vice President and Chief Financial Officer from May 1997 to February 1998.

•	Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc., a casino operator, from June 1995 to April 1997.

•	Senior Vice President and Chief Financial Officer of The Promus Companies, Incorporated, a hotel operator and the former parent of Harrah’s Entertainment, Inc., from August 1990 to June 1995.

•	Member of the Board of Directors of:

•	Choice Hotels International, Inc.

•	FelCor Lodging Trust Incorporated

WILLIAM M. LEWIS, JR., 51, Director since 2005

•	Managing Director and Co-Chairman of Investment Banking for Lazard Ltd, an investment banking firm, since April 2004.

•

From 1978 to 1980 and from 1982 to April 2004, held various positions with Morgan Stanley, an investment banking firm, including Managing Director and Co-Head of the Global Banking Department from 1999 to 2004.

•	Member of the Board of Directors of:

•	Federal Home Loan Mortgage Corporation (Freddie Mac)

SENATOR CONNIE MACK, III, 66, Director since 2001

•	Senior Policy Advisor for King & Spalding LLP, a law firm, since February 2005.

•	Senior Policy Advisor for Shaw, Pittman, Potts & Trowbridge, a law firm, from February 2001 to February 2005.

•	United States Senator (R-Florida) from 1988 to 2000.

•	United States Congressman (R-Florida) from 1982 to 1988.

•	Member of the Board of Directors of:

•	EXACT Sciences Corporation

•	Genzyme Corporation

•	Moody’s Corporation

•	Spirit Aerosystems Holdings, Inc.

ANDREW H. (DREW) MADSEN, 51, Director since 2004

•	Our President and Chief Operating Officer since November 2004.

•	Our Senior Vice President and President of Olive Garden® from March 2002 to November 2004.

•	Our Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002.

•	President of International Master Publishers, Inc., a developer and marketer of consumer information products, from 1997 until December 1998.

•

From 1993 to 1997, held various positions at James River Corporation (now part of Georgia-Pacific Corporation, a paper and building products manufacturer), including Vice President and General Manager for the Dixie consumer products unit.

CLARENCE OTIS, JR., 51, Director since 2004

•	Chairman of the Board since November 2005.

•	Our Chief Executive Officer since November 2004.

•	Our Executive Vice President from March 2002 until November 2004 and President of Smokey Bones Barbeque & Grill® from December 2002 until November 2004.

•	Our Senior Vice President from December 1999 until April 2002, and Chief Financial Officer from December 1999 until December 2002.

•

Joined us in 1995 as Vice President and Treasurer, and served as Senior Vice President, Investor Relations from July 1997 to August 1998, and as Senior Vice President, Finance and Treasurer from August 1998 until December 1999.

•	Managing Director and Manager of Public Finance, Chemical Securities, Inc. (now J.P. Morgan Securities, Inc.), an investment banking firm, from 1991 to 1995.

•	Member of the Board of Directors of:

•	Verizon Communications, Inc.

•	VF Corp.

MICHAEL D. ROSE, 64, Director since 1995

•	Chairman of the Board of First Horizon National Corporation, a national financial services company, since January 2007.

•	Chairman, Executive Committee, of Gaylord Entertainment Company, a diversified entertainment company, since April 2001.

•	Chairman of the Board of Gaylord Entertainment Company from April 2001 to May 2005.

•	Private investor and Chairman of the Board of Midaro Investments, Inc., a privately held investment firm, from 1998 to present.

•	Chairman of the Board of Promus Hotel Corporation, a franchiser and operator of hotel brands, from 1995 to 1997.

•	Chairman of the Board of Harrah’s Entertainment, Inc., a casino operator, from 1995 to 1996.

•	Chairman of the Board from 1990 to 1995 and Chief Executive Officer from 1990 to 1994 of The Promus Companies, Incorporated, a hotel and casino operator.

•	Member of the Board of Directors of:

•	First Horizon National Corp.

•	Gaylord Entertainment Company

•	General Mills, Inc.

MARIA A. SASTRE, 52, Director since 1998

•

Vice President, International, Latin America and Caribbean Sales and Marketing, Royal Caribbean International, Celebrity Cruises and Azamara Cruises, all units of Royal Caribbean Cruises Ltd., a global cruise line company, since January 2005.

•	Vice President, Total Guest Satisfaction Services for Royal Caribbean International, a unit of Royal Caribbean Cruises, Ltd., from 2000 to January 2005.

•

Vice President for Latin America and Miami from 1995 to 1999 and Director of International Sales and Marketing for Asia, Europe and Latin America from 1994 to 1995 for United Air Lines, Inc., a commercial air transportation company.

•	Member of the Board of Directors of:

•	Laidlaw International, Inc.

•	Publix Super Markets, Inc.

JACK A. SMITH, 72, Director since 1995

•	President of SMAT, Inc., a private consulting company specializing in consumer services, since 1999.

•	Chairman of the Board from 1994 until 1999 and Chief Executive Officer from 1987 to 1998 of The Sports Authority, Inc., a national sporting goods chain, which he founded in 1987.

•

Prior to founding The Sports Authority, held various executive management positions with major national retailers, including Herman’s Sporting Goods (Chief Operating Officer), Sears, Roebuck and Co. and Montgomery Ward & Co.

•	Member of the Board of Directors of:

•	I-trax, Inc.

•	Carrols Restaurant Group, Inc

RITA P. WILSON, 60, Director since 2000

•	Retired; President from 1999 until 2000 of Allstate Indemnity Company, an insurance provider and subsidiary of Allstate Insurance Company.

•	Senior Vice President—Corporate Relations of Allstate Insurance Company, an insurance provider, from 1996 to 1999.

The Board of Directors recommends a vote FOR the election of each of the nominees listed above.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. During the fiscal year ended May 27, 2007, the Board of Directors met five times, with no actions taken by written consent, and the various committees of the Board met or took action a total of 24 times. For the period of his or her Board service in fiscal 2007, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which the director served.

Independence. Our Board has affirmatively determined, by resolution of the Board as a whole, that the following directors have no direct or indirect material relationship with us and satisfy the requirements to be considered “independent” as defined in our Corporate Governance Guidelines and the New York Stock Exchange listing standards: Leonard Berry; Odie Donald; David Hughes; Charles Ledsinger, Jr.; William Lewis, Jr.; Senator Connie Mack, III; Michael Rose; Maria Sastre; Jack Smith and Rita Wilson.

Lead Director. Our non-employee directors have designated Odie C. Donald to serve as Lead Director to chair the Board’s executive sessions of non-employee directors. The Lead Director also advises the Chairman of the Board and committee Chairs with respect to agendas and information needs relating to Board and committee meetings, and performs such other duties as the Board may from time to time assign to assist the Board in fulfilling its responsibilities.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, our Board has adopted Shareholder Communication Procedures that are posted on our website. In general, shareholders may send communications to the attention of the Board, any individual director or the non-management directors as a group, through the Lead Director. Communications may be sent in writing or via email to: Odie C. Donald, Lead Director, Darden Restaurants, Inc. c/o Paula J. Shives, Senior Vice President, General Counsel and Secretary, 5900 Lake Ellenor Drive, Orlando, FL 32809. Email: leaddirector@darden.com.

The Corporate Secretary will act as agent for the Lead Director in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Lead Director without instruction from the Lead Director, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Lead Director. The Lead Director will forward communications as appropriate to the Board, individual directors or the non-management directors as a group, and will respond to communications or direct others to respond, as appropriate.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that is posted on our website as Appendix A to the Nominating and Governance Committee charter and that describes in detail the process we use to fill vacancies and add new members to our Board of Directors.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on our Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, being of service, teamwork and excellence), and possess a wide range of experience in the business world. We also will consider the candidate’s independence under applicable New York Stock Exchange rules.

The Nominating and Governance Committee will identify potential candidates for nomination, and a search firm may be engaged to identify additional candidates and assist with initial screening. The Chair of the

Committee and the Chief Executive Officer perform the initial screening, obtain and review additional information, and identify candidates that they feel are best qualified to serve. The Chair of the Committee, the Chief Executive Officer and one or more representatives of the Board appointed by the Chairman of the Board will meet with the leading candidates to further assess their qualifications and fitness. The Board representatives and Chief Executive Officer will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for nomination.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided under the question “May shareholders nominate directors or submit other business for next year’s annual meeting?” There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the Annual Meeting of Shareholders. All of our directors attended last year’s Annual Meeting of Shareholders.

Board Committees

General. Our Board has six committees that operate under charters adopted by the Board of Directors. The charters for all of our committees are posted on our website at www.darden.com. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee, except the Executive Committee, is an outside, independent director as defined in our Corporate Governance Guidelines and the New York Stock Exchange listing standards. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Executive Committee. The Executive Committee consists of six directors: Mr. Otis (Chair), Mr. Donald, Mr. Rose, Ms. Sastre, Mr. Smith and Ms. Wilson. The Executive Committee did not meet during fiscal 2007. Under our bylaws, the Executive Committee has the authority to take all actions that could be taken by the full Board of Directors. The Executive Committee may meet between regularly scheduled Board meetings to take such action as it determines is necessary for our efficient operation.

Audit Committee. The Audit Committee consists of five outside, independent directors: Mr. Smith (Chair), Mr. Hughes, Mr. Ledsinger, Senator Mack and Ms. Sastre. The Board has determined that Mr. Smith is an “audit committee financial expert” as required by SEC rules and that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards. The Audit Committee met 10 times during fiscal 2007. The Audit Committee has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee meets separately with representatives of our independent registered public accounting firm and with representatives of senior management and our internal audit department. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

Another primary purpose of the Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee consists of four outside, independent directors: Mr. Rose (Chair), Dr. Berry, Mr. Donald and Ms. Wilson. The Compensation Committee met six times during fiscal 2007. The primary responsibilities of the Compensation Committee include the following:

•

Review and approve corporate goals and objectives relevant to Chairman and Chief Executive Officer’s compensation, evaluate the Chairman and Chief Executive Officer’s performance in light of those goals and objectives, and make recommendations to the other independent directors who shall, together with the Compensation Committee, determine and approve the Chairman and Chief Executive Officer’s compensation based on this evaluation;

•

Make recommendations to the other independent directors who shall, together with the Compensation Committee, review and approve the compensation for employee directors other than the Chairman and Chief Executive Officer;

•	Review and approve the compensation of executive officers other than the Chairman and Chief Executive Officer and other employee directors;

•	Make recommendations to the other independent directors who shall, together with the Committee, determine and approve the compensation for the non-employee independent directors;

•

Review and discuss with management the Compensation Discussion and Analysis (“CD&A”) required to be included in our proxy statement and annual report on Form 10-K and, based on such review and discussion, determine whether or not to recommend to the Board that the CD&A be so included; and

•	Produce the annual Compensation Committee Report for inclusion in our proxy statement.

Nominating and Governance Committee. The Nominating and Governance Committee consists of five outside, independent directors: Mr. Donald (Chair), Dr. Berry, Mr. Hughes, Mr. Rose and Mr. Smith. The Nominating and Governance Committee met three times during fiscal 2007. The primary responsibilities of the Nominating and Governance Committee are to:

•

Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next Annual Meeting of Shareholders;

•	Develop and recommend to the Board a set of corporate governance principles applicable to us; and

•	Oversee the evaluation of the Board.

The Nominating and Governance Committee has also adopted a Director Nomination Protocol that describes the process by which we intend to fill vacancies and add new members to our Board of Directors. The Protocol is attached as Appendix A to the Nominating and Governance Committee’s charter, and is posted on our website. The Protocol is described in more detail under the question “Do you have a process for identifying and evaluating director nominees?” and under the heading “Board of Directors—Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers, recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and approves or ratifies transactions with related parties pursuant to the Polices and Procedures attached as Appendix B to the Committee’s charter.

Finance Committee. The Finance Committee consists of four outside, independent directors: Ms. Sastre (Chair), Mr. Ledsinger, Mr. Lewis and Senator Mack. The Finance Committee met three times during fiscal 2007. The primary responsibilities of the Finance Committee are to:

•	Review the financial policies and performance objectives developed by management pertaining to capital spending and finance requirements, debt ratio, dividend policy and other financial matters;

•	Review material changes to our capital structure and financial arrangements, including timing and maturity of debt, common stock sales and repurchases, and acquisitions or joint ventures;

•	Review major borrowing commitments; and

•	Review and make recommendations regarding other significant financial transactions.

Public Responsibility Committee. The Public Responsibility Committee consists of five outside, independent directors: Ms. Wilson (Chair), Dr. Berry, Mr. Hughes, Mr. Lewis and Senator Mack. The Public Responsibility Committee met two times during fiscal 2007. The primary responsibilities of the Public Responsibility Committee are to:

•	Review our key public policy positions and the manner in which we conduct our government relations activities;

•	Review our actions in furtherance of our corporate social responsibility, including diversity; and

•	Review the impact of our procedures on employees, consumers and communities, especially with respect to environmental, health and safety issues.

DIRECTOR COMPENSATION

Annual Compensation of Directors

The Board of Directors approved the Darden Restaurants, Inc. Director Compensation Program effective as of October 1, 2005. The terms of the Program apply to all directors who are elected to the Board and are not employees of Darden or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Program are drawn from our shareholder-approved equity compensation plan in effect from time to time pursuant to which we are authorized to grant stock and stock-based awards to directors, currently the 2002 Stock Incentive Plan.

The Program provides for payments to directors of:

•	An annual retainer and meeting fees for regular or special Board meetings and committee meetings (“cash compensation”);

•	An initial award of non-qualified stock options to purchase 12,500 shares of Darden common stock upon becoming a director for the first time;

•	An additional award of non-qualified stock options to purchase 3,000 shares of common stock annually upon election or re-election to the Board; and

•	An annual award of common stock with a fair market value of $100,000 on the date of grant upon election or re-election to the Board.

The following provides further details on each of these components of compensation for our non-employee directors:

During fiscal 2007, each non-employee director received an annual retainer of $15,000 plus $1,000 for each Board meeting attended and $700 for each committee meeting attended. The Chair of the Audit Committee and Compensation Committee each received an additional $10,000 annual retainer, and the Chair of the other Board committees each received an additional $5,000 annual retainer. The non-employee directors’ remuneration is due and paid quarterly, unless the director elects to defer the payment. Directors may elect to have their cash compensation paid in any combination of current or deferred cash, common stock or salary replacement options. Deferred cash compensation may be invested on a tax-deferred basis in the same manner as deferrals under our FlexComp Plan, a non-qualified deferred compensation plan that currently allows for 15 different investment fund options, including a common stock fund. In addition, each director may choose to receive, in lieu of the cash compensation portion of director’s fees, stock options determined to be of equal value to the foregone cash fees, which options are exercisable six months after grant. All of these stock options have an exercise price equal to the fair market value of our common shares on the date of grant and have a term of ten years.

Upon initial election to the Board, each non-employee director also receives a one-time grant of an option to purchase 12,500 shares of our common stock. The option becomes exercisable three years after grant. In addition, upon election or re-election to the Board at each annual meeting of shareholders, each non-employee director is granted an option to purchase 3,000 shares of our common stock. These options become exercisable one year after grant.

Each non-employee director receives a stock grant valued at $100,000 upon election or re-election to the Board. The number of common shares received equals $100,000 divided by the fair market value of our common stock on the date of grant. The shares vest immediately, but are restricted from transfer for a period of one year. A director may elect to defer receipt of these shares until completion of Board service or beyond, in which case the director receives phantom stock units that settle in shares of our common stock and are entitled to dividend equivalents. A director also may elect to receive 25 percent or 50 percent of the $100,000 stock grant in cash instead of stock.

We also pay the premiums on directors’ and officers’ liability and business travel accident insurance policies covering the directors and allow our directors to dine in our restaurants at any time at our expense. We reimburse directors for travel to Board meetings and related expenses and for costs incurred in connection with attending certain continuing education programs.

Fiscal 2007 Compensation of Non-Employee Directors

The table below sets forth, for each non-employee director, the amount of cash compensation paid and the number of stock options and stock awards received for his or her service during fiscal 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)
Leonard L. Berry	27,700	100,013	44,640	0	0	1,672	174,025
Odie C. Donald	31,300	100,013	44,640	0	0	19,507	195,460
David H. Hughes	26,700	100,013	44,640	0	0	4,912	176,265
Charles A. Ledsinger, Jr.	29,800	100,013	44,640	0	0	3,208	177,661
William M. Lewis, Jr.	23,500	100,013	44,640	0	0	3,208	171,361
Senator Connie Mack, III	30,500	100,013	44,640	0	0	324	175,477
Michael D. Rose	36,300	100,013	44,640	0	0	19,483	200,436
Maria A. Sastre	34,100	100,013	44,640	0	0	3,584	182,337
Jack A. Smith	39,800	100,013	44,640	0	0	12,162	196,615
Rita P. Wilson	30,600	100,013	44,640	0	0	4,151	179,404

(1)	Includes all fees earned, including annual retainer fees, chairperson retainer and meeting fees. The annual retainers and meeting fees are payable at the end of each fiscal quarter and the amounts shown may have been delivered as cash, deferred cash or salary replacement options. Salary replacement options (SROs) are non-qualified options that are immediately vested but restricted from exercise for a period of six months. The number of options delivered is based the amount of compensation forgone divided by 30% of the exercise price, which is determined by the average of the high and low trading price for Darden on the New York Stock Exchange on the grant date. The options expire 10 years from the grant date. Amounts foregone for salary replacement options and the number of SROs awarded are as follows: Mr. Hughes, $19,150 (1,502 SROs); Mr. Ledsinger, $29,800 (2,467 SROs); Mr. Lewis, $23,300 (1,935 SROs); and Mr. Rose, $36,300 (2,981 SROs).

Amounts that are deferred cash are credited with the same rates of returns and investment alternatives as the FlexComp Plan, Darden’s non-qualified deferred compensation plan. Amounts deferred as cash for fiscal 2007 are as follows: Mr. Donald, $7,400; Senator Mack, $30,500; Ms. Sastre, $24,600; and Mr. Smith, $39,800.

(2)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 27, 2007, in accordance with SFAS 123(R). The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2007 Annual Report to Shareholders. The stock award is immediately vested but not transferable for one year. Each director received a stock award of 2,575 shares on September 15, 2006, the date of re-election to the Board, with a fair market value of $100,013 based on the average of the high and low sales price of Darden’s common stock ($38.84) on the New York Stock Exchange on September 15, 2006. Mr. Berry, Senator Mack and Ms. Wilson elected to receive 50% of their award in cash. Ms. Sastre, Mr. Donald, Mr. Rose, Mr. Ledsinger and Mr. Lewis elected to defer receipt of the annual stock award until the end of their Board service and received stock units.

(3)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 27, 2007, in accordance with FAS 123(R). The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2007 Annual Report to Shareholders. Upon re-election to the Board on September 15, 2006, each director received a stock option for 3,000 shares with an exercise price of $38.84 (the average of the high and low sales price of Darden’s common stock on the New York Stock Exchange on the date of grant). The options vest 100% after one year.

(4)	The aggregate number of shares of stock awarded outstanding as of May 27, 2007, for each director is provided in the table below.

	Outstanding Awards
Name	Stock Options	Deferred Phantom Stock Units
Leonard L. Berry	38,250	0
Odie C. Donald	35,919	40,214
David H. Hughes	35,252	8,936
Charles A. Ledsinger, Jr.	23,246	7,031
William M. Lewis, Jr.	22,445	7,031
Senator Connie Mack, III	41,697	710
Michael D. Rose	85,722	40,988
Maria A. Sastre	43,551	5,722
Jack A. Smith	25,500	23,694
Rita P. Wilson	42,750	6,245

(5)	Amounts in this column reflect dividend equivalents paid and reinvested into Darden phantom stock units for each director’s Darden deferred phantom stock unit account and amounts for a dining benefit. None of these perquisites had a value exceeding the greater of $25,000 or 10% of total perquisites for a director.

CORPORATE GOVERNANCE

Our core values include integrity and fairness, and we have a long history of promoting the highest standards of ethical conduct.

Code of Business Conduct and Ethics

We have a comprehensive Code of Business Conduct and Ethics that applies to all employees. It covers many topics, including:

•	Conflicts of interest;

•	Corporate opportunities;

•	Confidentiality;

•	Fair dealing;

•	Protection of company assets; and

•	Compliance with laws, rules and regulations, including insider trading laws.

The Code also addresses the particular responsibilities of our directors and senior financial executives, and includes:

•	A special code of ethics for our Chief Executive Officer, Chief Financial Officer, and other senior financial officers;

•	A code of ethics for the members of our Board of Directors;

•	An open door policy for complaints, with toll-free hotline numbers;

•	A confidential, anonymous procedure for submission by employees of concerns regarding questionable accounting or auditing matters; and

•	A policy for compliance with the SEC attorney conduct rules.

The full text of our Code of Business Conduct and Ethics is available on our website at www.darden.com, and in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Our internal audit department requires all of our officers and certain other corporate administrative exempt employees to complete an annual questionnaire and certification regarding compliance with our Code of Business Conduct and Ethics.

Ethics Education

We proactively promote ethical behavior by all employees. Employees are encouraged to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to report violations of laws or our Code of Business Conduct and Ethics, we ensure that employees know that we will not allow retaliation for reports made in good faith. We also are committed to ethical behavior in the communities we serve and our industry generally. In 2002, the Darden Restaurants, Inc. Foundation awarded $1.22 million to the University of Florida’s Warrington College of Business to create the Darden Restaurants Foundation Diversity and Business Ethics Endowment. It was the first comprehensive diversity and business ethics endowment in the hospitality industry.

Related Party Transaction Policy and Procedures

There are no relationships or related transactions between us and our directors or executive officers of the type and amount required to be disclosed in this proxy statement under applicable SEC rules. We have adopted formal written Related Transaction Polices and Procedures, which is attached as Appendix B to the Nominating and Governance Committee’s charter and posted on our website. The Nominating and Governance Committee is responsible for reviewing the material facts of each Interested Transaction (as defined below) with directors, executive officers and certain other related parties and either approving or disapproving the entry into the Interested Transaction. If advance approval by this Committee of an Interested Transaction is not feasible, this Committee will consider and, if appropriate, ratify the Interested Transaction at its next regular meeting. The Chair of the Committee is delegated the authority to pre-approve or ratify any Interested Transaction in certain circumstances.

In determining whether to approve or ratify an Interested Transaction, this Committee will consider whether the Interested Transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders. The Committee will take into account, among other facts and circumstances it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

An “Interested Transaction” as used in the policy is any transaction, arrangement or relationship in which the amount involved exceeds $120,000 in any calendar year, the Company is a participant and any director, executive officer or certain other related party has or will have a direct or indirect interest, but does not include salary or compensation paid to a director or for the employment of an executive officer that is required to be reported in this proxy statement.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that are available on our website and in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. The Guidelines cover, among other topics:

•	Director responsibilities;

•	Director qualification standards;

•	Independence of directors;

•	Director access to management and, as necessary, independent advisors;

•	Director compensation;

•	Approval of Chief Executive Officer and management succession plans; and

•	An annual Board performance evaluation.

The Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings of the independent directors in executive session without our Chief Executive Officer present at least four times annually;

•	Require a letter of resignation from directors upon a job change;

•	Limit the number of other boards that directors may serve on;

•	Provide a mandatory retirement age for directors; and

•	Provide term limits for directors.

The Guidelines also encourage director education; six of our directors have attended continuing education programs, of which five have attended programs accredited by Institutional Shareholder Services.

Board Governance Practices

The Nominating and Governance Committee oversees governance issues. Our Corporate Governance Guidelines require the Board to be composed of at least two-thirds of outside, independent directors. Our non-employee directors have named a Lead Director, Odie C. Donald, to chair executive sessions. We have adopted Shareholder Communication Procedures that have been posted on our website. In accordance with New York Stock Exchange listing standards, we have Audit, Compensation and Nominating and Governance Committees composed entirely of independent directors. The charters of these committees are publicly available on our website. Our Chief Executive Officer is not a party to any “related party” transactions, so there are no transactions with us in which he has an interest requiring disclosure under applicable SEC rules. All of our directors attended at least 75% of the Board and committee meetings in the past fiscal year, and are required by our Corporate Governance Guidelines to attend our Annual Meeting of Shareholders.

Director Election Governance Practices

We do not have a “classified board”, or a system where directors’ terms are staggered, but instead our full Board is elected annually. In addition, in June 2007 the Board of Directors amended our Bylaws to provide that in an uncontested election, if a nominee for director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board of Directors. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to the Secretary of the Company a written agreement that such person will abide by these requirements. A copy of the Company’s Bylaws as amended is available on our website.

Audit Committee Governance Practices

Our Audit Committee is composed entirely of outside, independent directors. Our Board has determined that Jack A. Smith, Chairman of our Audit Committee, is an “audit committee financial expert” as required by SEC rules and that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards. Our Corporate Governance Guidelines provide that no member of the Audit Committee may serve on the audit committee of more than three public companies. The fees paid to our independent registered public accounting firm, KPMG LLP, for non-audit services during fiscal 2007 were significantly less than the fees paid for audit services, and all non-audit services performed by KPMG LLP were approved in advance by our Audit Committee. Our Audit Committee charter requires regular rotation of the lead partner of our independent registered public accounting firm, and each year our selection of an independent registered public accounting firm is submitted for shareholder ratification.

Compensation Committee Governance Practices

Our Compensation Committee is composed entirely of outside, independent directors. Our non-employee directors do not participate in our pension plan. Our directors receive a portion of their compensation in the form of equity, and all of our directors own our stock. Our executives and directors are subject to stock ownership guidelines. We do not make loans to executive officers. We have never repriced options, and repricing is specifically prohibited under our 2002 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever served as one of our officers or employees or an officer or employee of one of our subsidiaries, or had any relationship with us requiring disclosure under applicable SEC regulations.

STOCK OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares, and information concerning restricted stock units, phantom stock units and performance stock units, as of July 25, 2007, by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of July 25, 2007. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)		Phantom Stock Units and Performance Stock Units(2)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(3)
Leonard L. Berry	54,627		0	*
Linda J. Dimopoulos	599,707		0	*
Odie C. Donald	76,133		0	*
David H. Hughes	66,901	(4)	0	*
Charles A. Ledsinger, Jr.	17,196		0	*
William M. Lewis, Jr.	16,447		0	*
Senator Connie Mack, III(5)	58,284		0	*
Andrew H. Madsen	549,977		40,031	*
Clarence Otis, Jr.	744,105		54,389	*
David T. Pickens	305,802		21,303	*
C. Bradford Richmond	160,053		16,171	*
Michael D. Rose	154,258	(4)	0	*
Maria A. Sastre	64,123		0	*
Jack A. Smith	101,475		1,379	*
Blaine Sweatt, III	1,317,990		76,990	*
Rita P. Wilson	59,815		0	*
All directors and executive officers as a group (24 persons)	5,831,539		297,275	3.99%

*	Less than one percent.

(1)	Includes common shares subject to options exercisable within 60 days of July 25, 2007, as follows: Dr. Berry, 38,250 shares; Ms. Dimopoulos, 458,123; Mr. Donald, 35,919 shares; Mr. Hughes, 34,848 shares; Mr. Ledsinger, 10,165 shares; Mr. Lewis, 9,416 shares; Senator Mack, 41,697 shares; Mr. Madsen, 458,016 shares; Mr. Otis, 557,843 shares; Mr. Pickens, 249,711 shares; Mr. Richmond, 136,731 shares; Mr. Rose, 84,956 shares; Ms. Sastre, 43,551 shares; Mr. Smith, 25,400 shares; Mr. Sweatt, 978,238 shares; Ms. Wilson, 42,750 shares; and all directors and executive officers as a group, 4,346,692 shares.

Includes common shares held by the trustee of the Darden Savings Plan in the Darden stock fund for the accounts of our executive officers with respect to which the officers have sole voting power and sole investment power, as follows: all directors and executive officers as a group, 109 shares. For further information about the voting and investment power of shares held in the Savings Plan, see Note 3 to the table “Security Ownership of Principal Shareholders.”

Includes common shares held by the trustee of the Darden Savings Plan in the Employee Stock Ownership Plan for the accounts of our executive officers, with respect to which the officers have sole voting power and sole investment power, as follows: Ms. Dimopoulos, 4,542 shares; Mr. Pickens, 606 shares; and all directors and executive officers as a group, 6,570 shares.

Includes restricted stock awarded under our Management and Professional Incentive Plan (“MIP”) as of July 25, 2007, with respect to which the officers have sole voting power but no investment power, as follows: Ms. Dimopoulos, 28,468 shares; Mr. Madsen, 58,278 shares; Mr. Otis, 71,467 shares; Mr. Pickens, 27,952 shares; Mr. Richmond, 8,932 shares; Mr. Sweatt, 15,452 shares; and all directors and executive officers as a group, 342,658 shares.

Includes phantom stock units allocated to the Darden stock fund under our Director Compensation Program for the accounts of the following non-employee directors, which are settled in stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 21,456 units; Mr. Hughes, 4,279 units; Mr. Ledsinger, 7,031 units; Mr. Lewis, 7,031 units; Senator Mack, 710 units; Mr. Rose, 22,231 units; Ms. Sastre, 2,603 units; Mr. Smith, 23,694 units; and all directors and executive officers as a group, 89,035 units.

Includes restricted stock units awarded under the Director Compensation Program, which are settled in stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 18,758 units; Mr. Hughes, 4,657 units; Mr. Rose, 18,758 units; Ms. Sastre, 3,118 units; Ms. Wilson, 6,245 units; and all directors and executive officers as a group, 51,536 units.

Includes restricted stock units awarded under our MIP on or before July 6, 2006, which are settled in stock, with respect to which officers have no voting or investment power, as follows: Mr. Sweatt, 13,224 units; and all directors and executive officers as a group, 13,224 units.

(2)	Includes phantom stock units allocated to the Darden stock fund under our non-qualified deferred compensation plan, which are settled in cash, with respect to which the individuals have no voting or investment power, as follows: Mr. Pickens, 1,095 units; Mr. Smith, 1,379 units; and all directors and executive officers as a group, 2,474 units.

Includes performance stock units awarded under our MIP on or before July 25, 2007, with respect to which officers have no voting or investment power, as follows: Mr. Madsen, 40,031 units; Mr. Otis, 54,389 units; Mr. Pickens, 20,208 units; Mr. Richmond, 16,171 units; Mr. Sweatt, 76,990 units; and all directors and executive officers as a group, 294,801 units.

(3)	For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days, and the phantom stock units and restricted stock units settled in stock described in Note 1 above, by (b) the sum of (i) the number of shares outstanding on July 25, 2007 (141,747,866 shares), plus (ii) the number of shares underlying options exercisable within 60 days and phantom stock units and restricted stock units described in Note 1 above held by just that individual or group. This calculation does not include phantom stock units settled in cash or performance stock units described in Note 2 above.

(4)	Includes shares held in a trust for the following: Mr. Hughes, 7,500 shares; Mr. Rose, 20,000 shares.

(5)	Popularly known as Connie Mack, III, Senator Mack files Section 16 reports (Forms 3, 4 and 5) under his legal name of Cornelius McGillicuddy, III.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of July 23, 2007. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Barclays Global Investors N.A. 45 Fremont Street San Francisco, CA 94105	20,840,999	(3)	14.70%

Darden Savings Plan c/o Ameriprise Financial, Inc.(4) 1099 Ameriprise Financial Center Minneapolis, MN 55474	9,288,892	(4)	6.55%

(1)	“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figure reported is a percentage of the total of 141,745,523 common shares outstanding on July 23, 2007, excluding treasury shares.

(3)	Based on a Schedule 13G filed January 23, 2007, Barclays Global Investors, N.A. beneficially owned an aggregate of 20,840,999 common shares, and had sole power to vote or direct the vote of 18,429,434 shares, and sole power to dispose or to direct the disposition of 20,840,999 shares.

(4)	Based on a Schedule 13G filed February 14, 2007, Ameriprise Financial, Inc. beneficially owned an aggregate of 9,288,892 common shares, and had shared voting power with respect to 8,938,721 shares and shared dispositive power with respect to 9,288,892 shares. The common shares owned by the Darden Savings Plan are held in trust for the benefit of participants in the plan, for which American Express Retirement Services was trustee, subject to the direction of the plan’s Administrative Committee. Effective April 1, 2007, trusteeship of the Darden Savings Plan transferred from Ameriprise to Wachovia Bank, National Association, which became successor trustee for the Plan. Participants are entitled to instruct the plan trustee how to vote all of our common shares allocated to their accounts (a total of 4,667,257 common shares as of July 23, 2007). All common shares allocated to participants for whom no voting instructions are received, and all unallocated common shares held by the plan (3,642,027 common shares as of July 23, 2007), will be voted by the trustee in the same proportion as it votes shares for which it did receive voting instructions.

COMPENSATION DISCUSSION AND ANALYSIS

Information about compensation earned by Darden’s executive officers is presented in a different format this year than it has been presented in prior Proxy Statements. This new format is intended to comply with the new disclosure rules adopted by the SEC and to provide shareholders more information about the Company’s compensation practices in a way that will make it easier to compare compensation earned by executives at other public companies. This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers that served as Named Executive Officers during the 2007 fiscal year. It should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure under the heading “Executive Compensation.”

Overview of the Company’s Named Executive Officers

Representative of the industry expertise found throughout our Company, the following executive officers were the Named Executive Officers for fiscal 2007:

•	Clarence Otis, Jr., CEO since November 2004 and Chairman of the Board since November 2005, has been with Darden for 12 years, following 11 years of experience in the financial services industry;

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Andrew H. Madsen, President and Chief Operating Officer since November 2004, has been with Darden for 9 years, following 17 years of consumer marketing and general management experience, including 13 years with General Mills, our former parent;

•

Linda J. Dimopoulos was named Senior Vice President, Chief Financial Officer in December 2002 and was with Darden for 25 years. She retired as an executive officer on December 1, 2006 and continued as an advisor to the Company until June 30, 2007;

•	C. Bradford Richmond was named Darden’s Senior Vice President and Chief Financial Officer in December 2006, and has been with Darden for 25 years;

•

Blaine Sweatt, III, President, New Business Development since February 1996 and Executive Vice President since April 1995, and a member of our Board of Directors, was with Darden 30 years. He retired as an executive officer and director on May 27, 2007, and remained employed by the Company until June 30, 2007; and

•	David T. Pickens has been President of Olive Garden since December 2004 and with Darden 34 years.

Total Reward Program Philosophy and Objectives

The Company’s Board of Directors has delegated to its Compensation Committee, referred to as the “Committee,” the responsibility for overseeing Darden’s total reward program and the individual reward programs that comprise it. The Committee reviews the total reward program philosophy and objectives on a regular basis to ensure they are aligned with Darden’s strategic, organizational and cultural goals as well as remain competitive within the marketplace in which the Company competes for talent.

Total Reward Program Philosophy. The ultimate objective of the total reward program is to help maximize Darden’s success, as determined by our guests, employees and shareholders. Continuity of executive talent that possesses the appropriate combination of functional, general management skills and strong people leadership capability is a key requirement in the achievement of the Company’s strategic goals. The Committee believes that a total reward program which is properly designed and implemented is critical to the Company’s ability to attract, retain and motivate the high level of executive leadership talent required for success.

Total Reward Program Objectives. The Company uses a combination of compensation and benefits (cash, stock-based compensation, health and welfare, retirement and savings benefits) to achieve three key objectives outlined by the Committee and management:

•

Pay for Performance. Significant variability of rewards linked to performance are designed to maximize Darden’s success and encourage the long-term retention of high performing leaders. We accomplish this by (1) offering rewards that are competitively superior when performance is competitively superior and (2) ensuring that reward opportunities are aligned with the business results closest to an employee’s area of focus. Based on targeted compensation levels, the Named Executive Officers had 79% of their cash and equity compensation linked to performance in fiscal 2007, and the CEO’s compensation had 83% linked to performance.

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Shareholder Alignment. This is best achieved through performance-based and equity-based compensation. Executive rewards are tied to both short and long-term business strategies and goals that, when achieved, deliver near-term results while building a successful long-term business. Carefully selected performance measures and reward vehicles encourage executive officers to focus on both short and long-term performance. A significant portion of executive compensation should be equity-based in order to link executive compensation to long-term enhancement of shareholder value.

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Enable the Business Strategy. Darden’s strategic goal is to create shareholder value through sustainable and profitable sales growth that is competitively superior. Our business strategy is to create and maintain an integrated growth company with a foundation of engaging and motivating core values, superior talent and strong business processes. Reward programs are designed to enable this strategy by emphasizing both short and long-term performance and by holding leaders accountable for building and maintaining a strong, performance-oriented culture that motivates key talent to build a successful career at Darden.

Reward Program Market Targets. The Company’s total rewards strategy includes the following market targets:

•	Base salaries generally at the 50th percentile of the peer group as described under the heading “External Benchmarking” below, with variance for experience and critical skills;

•	Total cash compensation (base salary plus annual cash incentive) at the 75th percentile when 75th percentile financial performance is achieved;

•	Long-term incentives at the 60th percentile of the peer group at issuance, with actual value determined by Company stock price and financial performance results;

•	Benefits generally at the 50th percentile of the peer group, with variance for selected programs to distinguish Darden as a “compelling place to work;” and

•	Perquisites set at competitive levels.

Compensation Decision-Making Process

The Compensation Committee’s Role. The Committee determines executive officer compensation. In the case of executive officers who also serve as directors, the Committee makes recommendations to the independent directors of the Board. Compensation decisions are designed to promote the achievement of the Company’s business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. The majority of the rewards decisions for the executive officers are made annually during the June meetings of the Committee and the Board of Directors. As part of that decision-making process, the Committee reviews tally sheets detailing each executive officer’s compensation.

In developing its views, the Committee believes that it is advisable to obtain input from management and from an independent consultant retained by the Committee, referred to as the “Committee’s Consultant,” which is currently Towers Perrin. While the recommendations of management and the Committee’s Consultant provide valuable guidance, the Committee ultimately makes all final decisions in carrying out its responsibilities and determining compensation levels and structure. All members of the Committee are independent non-employee directors.

Management’s Role. The significant aspects of management’s role are:

•	Recommending business performance targets and objectives;

•	Evaluating employee performance; and

•	Recommending cash compensation levels and equity awards.

The Chief Executive Officer works with the Committee Chair to establish the agenda for Committee meetings. At the Committee’s request, the Chief Executive Officer and other members of management participate in Committee meetings to provide:

•	Background information regarding Darden’s strategic objectives;

•	Evaluation of the performance of the executive officers; and

•	Compensation recommendations for executive officers.

If reward programs require modification, management works with the Committee and the Committee’s Consultant to evaluate the changes and determine the most appropriate solution.

The Role of Advisors and Consultants. By the terms of its charter, only the Committee can retain and dismiss independent consultants and approve their compensation, and the consultants report directly to the Committee. Darden is obligated to pay the Committee’s consultants and to support their work. Towers Perrin is authorized to communicate with members of management as necessary, but may not perform work directly for management without the Committee’s advance approval.

External Benchmarking. Management and the Committee regularly evaluate the marketplace to ensure that Darden’s reward programs remain competitive and that the strategy for delivering the total rewards program is realized. Survey data is used generally to assess the competitiveness and the reasonableness of rewards. The Committee and management do not believe, however, that reward levels should be based exclusively on benchmarking.

The Committee and management strive to use consistent peer groups when evaluating the elements of the total rewards program. However, the competitive peer group may vary between employee groups and the reward categories due to inconsistencies in the availability of data for all reward components for all companies. Management reviews the competitive peer groups to identify changing trends that could affect Darden’s compensation programs and reward levels. The selection of a peer group is driven by:

•	Organizations of comparable size to Darden (measured by sales);

•	Organizations with similar geographic dispersion and workforce demographics; and

•	Organizations whose cultures and performance Darden aspires to emulate.

During fiscal 2006 and 2007, the Committee completed a thorough review of Darden’s compensation programs, including base salary, annual incentives, and long-term incentives using a peer group selected by the Committee. A thorough evaluation of the Company’s retirement and savings benefits was completed in fiscal 2006 using both the same peer group and a broader group of companies, to assure an adequate supply of relevant data. The peer group is used to evaluate the targeted compensation levels and the type of reward programs offered to Named Executive Officers as well as other executive officers.

The peer group consists of the following companies:

Allied Domecq Ann Taylor Applebee’s International Best Buy Bob Evans Farms Brinker International Burger King Holdings CBRL Group CEC Entertainment Cheesecake Factory Chipotle Mexican Grill	Denny’s Corp Federated Foot Locker Gap, Inc. Harrah’s Entertainment Intercontinental Hotel Group Jack in the Box Landry’s Marriott International McDonald’s Corp Nordstrom Inc	OSI Restaurant Partners Papa John’s International PetsMart Ruby Tuesday Sonic Corp Staples Starbucks Corp Starwood Hotels & Resorts Toys R Us Wendy’s International Yum! Brands

Elements of Compensation. Darden’s compensation under the total rewards program includes the following categories:

•	Base salary;

•	Annual cash incentives, including special incentives when appropriate;

•	Long-term incentives, consisting primarily of equity-based rewards;

•	Retirement and long-term savings benefits;

•	Health and welfare benefits;

•	Perquisites; and

•	Severance and change of control provisions.

Determining the Allocation of Rewards. The Committee regularly reviews each element of executive compensation, independently and in total. Based on these reviews, the Committee has established targeted levels of base salary, annual incentive and long-term incentive compensation for each position relative to the peer group. All rewards are measured in the context of our Compensation Philosophy and Objectives while also distinguishing Darden as a compelling place to work, supporting our business strategy and balancing internal equity.

In determining the types of benefits and perquisites to offer, the Committee evaluates peer group data and identifies what will be most valued by Darden’s employees. The Committee may decide to offer more, fewer or different benefits and perquisites in order to maximize Darden’s success.

The Committee determines the allocation of long-term versus short-term compensation based on market data from the peer group for each position, which is then adjusted by the Committee based on internal equity considerations.

The allocation of awards across the different reward vehicles allows for a holistic view of Darden’s compensation delivery and design. The Committee can adjust individual compensation elements to better fit the needs of Darden and our Named Executive Officers. As an example, if a Named Executive Officer is addressing long-term challenges in a business unit, the annual cash incentive payment may not reflect the value of the Named Executive Officer’s performance. Darden’s plans would allow the upward adjustment of equity awards to appropriately recognize the long-term nature of the performance.

Base Salary.

Purpose—The Committee believes that Darden’s base salaries provide a foundation for our competitive compensation package, and seeks to deliver market median base salaries to Named Executive Officers.

Considerations—The Committee generally adjusts base salaries for Named Executive Officers annually. Approximately every third year, but more frequently if the Committee deems appropriate, the Committee conducts an in-depth review of the peer group, and targets base salaries to be the median of the peer group. In each of the other years, the Committee reviews more general market data collected by management from a broader group of companies than the peer group, and targets base salary increases to the median of this broader market group.

The Committee assigns each Named Executive Officer a salary range based on similar positions in the peer group or broader market group, as the case may be. The Committee then considers many factors, including individual performance and experience, in setting base salary increases within this range. The greater an individual’s performance rating, the larger the annual increase may be. In addition, the Committee may identify certain positions as critical to Darden’s business, and target base salaries for these positions at higher than the median for the peer group or broader market group, as the case may be. The Named Executive Officer’s performance is also evaluated against a set of goals aligned to deliver shareholder returns. These goals for each Named Executive Officer are established at the beginning of each fiscal year. Although the goals may be adjusted during the year, this is not done absent a significant and unanticipated change in circumstances.

The Committee approves base salary adjustments for all Named Executive Officers other than the CEO and Named Executive Officers who serve on the Company’s Board of Directors. In the case of the CEO and Named Executive Officers who serve on the Company’s Board of Directors, the Committee makes recommendations to the other independent directors on the Board who, together with the Committee, approve the base salary increases for these individuals.

Decisions made in fiscal 2007—In fiscal 2007, the Committee evaluated base salaries based on general market data collected by management working with Towers Perrin from a broader group of companies than the peer group. The Committee evaluated the salary ranges for each Named Executive Officer, and made several adjustments, generally increasing the salary range to comport with the broader market median base salaries. Also, effective December 1, 2006, Mr. Richmond’s base salary was adjusted in recognition of his new responsibilities as Chief Financial Officer. These increases in base salary are outlined below:

•	Mr. Otis—3.5%

•	Mr. Madsen—3.5%

•	Ms. Dimopoulos—no increase was granted due to retirement

•	Mr. Richmond—6.7%

•	Mr. Sweatt—no increase was granted due to retirement

•	Mr. Pickens—8.5%

Annual Cash Incentive.

Purpose—The annual cash incentive provides a significant link to near-term business performance by aligning Darden’s broad management team of over 300 employees around common goals. Darden’s annual incentive plan, the Management and Professional Incentive Plan (“MIP”), is designed to reward employees based on individual and business performance as measured at the corporate or business unit level or a combination of both. The MIP provides significant variability in cash compensation based on performance. The Committee and management believe that the opportunity for meaningful cash rewards based on annual business results supports shareholder interests.

Considerations—When establishing annual incentive opportunities, both internal and external equity are considered. Internally, the MIP is designed to provide employees who have the most impact on business results with the most significant incentive opportunities. Externally, the MIP is designed to deliver top quartile total cash compensation (base salary plus annual cash incentive) when top quartile performance is achieved. The Committee evaluates these objectives annually when setting annual goals and making awards. The Committee uses a total business return model to determine whether the earnings per share and sales growth achieved by the Company delivered the intended top quartile level of total shareholder return.

The annual incentive award is determined by three factors:

•	The targeted award for the employee, as measured by actual salary earned and a normal incentive percentage, which varies by position and level;

•	The overall rating for the business unit(s) most closely aligned with the employee’s responsibilities; and

•	An individual rating which reflects the employee’s performance during the fiscal year.

The individual rating for Named Executive Officers is recommended by the employee’s managers and approved by the Committee; in the case of the CEO, the Committee determines the individual rating. The business unit ratings are determined by performance against goals for sales and operating profit or, in the case of corporate employees, earnings per share, which are established by the Committee at the beginning of the fiscal year. For business units still in a development stage, a quality of operations assessment based on factors critical in building a successful new business is used. The incentive plan for business unit Presidents is based on their respective business unit results and on overall Company results. As a result, 80% of each of the business unit President’s annual incentive is based on the performance of his or her business unit and 20% is based on Darden’s overall performance. Of the Named Executive Officers, only Mr. Pickens receives annual incentive payments that are largely based on the respective operating business unit.

Fiscal 2007 Review—In fiscal 2007, the Committee evaluated the annual incentive opportunities for executive officers and determined that they were below Darden’s stated target. As a result, normal incentive percentages were increased for all Named Executive Officers for fiscal 2007. Also, in association with Mr. Richmond’s promotion to Chief Financial Officer on December 1, 2006, his annual incentive target opportunity was increased to reflect his added responsibility and influence on organizational results.

The business unit rating methodology was also reviewed and modified for increased focus on sales and earnings growth. Prior to fiscal 2007, a business unit rating was determined by evaluating performance relative to annual incentive goals for sales (20% weight); return on gross investment (20% weight); and operating profit or earnings per share (60% weight). For fiscal 2007 the return on gross investment factor was eliminated, and the two remaining factors were each increased by 10 percentage points: sales at 30% weight, and operating profit or earnings per share goals at 70% weight. The earnings per share measure is used for corporate positions, while operating profit is used for employees more closely aligned with operating companies.

In the area of new business development, the Committee originally approved a New Venture Incentive (“NVI”) effective May 27, 2002, as amended, and a Special Incentive Bonus Plan effective May 29, 2006 for certain employees, including Mr. Sweatt, a Named Executive Officer. Under these incentive plans, participants could elect to forego portions of the annual MIP bonus payments they had earned in exchange for increased future incentive payments if the Seasons 52® restaurant concept was deemed by the Board of Directors to be ready for expansion. If the Board did not determine the new venture was ready for expansion, the MIP payments invested could be forfeited. The Committee established several financial and non-financial metrics upon which to base this evaluation. In fiscal 2006, the Committee determined that meaningful progress toward expansion had been made and authorized a payment equal to 50% of the maximum payment available under Darden’s NVI plan. In fiscal 2007, the Board determined that the new venture was ready for expansion and authorized the full payment under the Special Incentive Bonus Plan. In each case, the only Named Executive Officer to participate in this plan was Mr. Sweatt and his payments under the NVI are outlined on the Summary Compensation Table.

As required by the MIP, the Committee met on June 14, 2007, to evaluate Company performance for fiscal 2007 and determine corporate and business unit ratings. The corporate rating was based upon diluted net earnings per share (“EPS”) growth and sales growth for fiscal 2007 compared to the targets previously approved by the Committee at the beginning of the fiscal year. As Company performance was below target, the Company rating for the year is also below target. For Red Lobster® and Olive Garden, the rating was based upon operating profit and sales growth for fiscal 2007 compared to the previously established targets. The annual incentive award for Mr. Pickens, a Named Executive Officer and President of Olive Garden, was determined by the measures and targets referenced above. Fiscal 2007 results for Olive Garden were below expectations; therefore, the operating company rating was below target. In addition to operating profit and sales growth targets, the incentive ratings for Smokey Bones® and Bahama Breeze® include a quality of operations measure. The rating for Seasons 52, as a test concept, is based on an assessment of overall performance against the annual objectives for performance. These determinations contributed to the cash bonus payments listed in the Summary Compensation Table for the Chief Executive Officer and other Named Executive Officers for fiscal 2007. The other factor, individual performance ratings, was recommended by the current Named Executive Officer’s manager and approved by the Committee or, in the case of the CEO and other employee directors, the rating was recommended by the Committee and approved by the independent directors of the Board. The Committee set MIP targets for fiscal 2008 at its meeting on June 14, 2007 and those targets are based upon internal goals, a key element in our strategy of delivering top quartile total cash compensation for top quartile performance.

The annual cash incentive target opportunity (expressed as a percentage of annual base salary earned in the fiscal year) for each Named Executive Officer, except for Ms. Dimopoulos and Mr. Sweatt who retired on June 30, 2007, was set by the Committee for fiscal 2008 at the same level as fiscal 2007, and is illustrated in the table below. The target percentages shown assume the achievement of financial and personal performance at levels that are considered challenging, competitively superior and aligned with our performance orientation.

Named Executive Officer	Target	Minimum	Maximum
Mr. Otis	127%	0%	210%
Mr. Madsen	118%	0%	195%
Mr. Richmond	109%	0%	180%
Mr. Pickens	109%	0%	180%

In the event that circumstances warrant special incentives, the Committee may design plans to reward specific business results or retention of key employees. In the unique situation that a special incentive includes a Named Executive Officer, the Committee reviews, approves and monitors the performance elements associated with the special incentive.

The Committee, in its absolute discretion, may adjust up or down the incentive awards (or any of the elements used to determine incentive awards) under the MIP. For fiscal 2007, the Committee elected to exclude the impact of unusual costs associated with the impairment of an aggregate of 128 Smokey Bones, Rocky River Grillhouse and Bahama Breeze restaurants, and closure of 65 of these restaurants, from the calculation.

As with base salary, executive officers may defer some or all of the annual cash incentive under the FlexComp Plan as discussed below. In addition, executive officers may exchange part of their annual cash incentive compensation for additional stock options. The number of options to be granted equals the dollar amount of the incentive payout being exchanged divided by a set percentage of the fair market value of the Company’s common stock on the grant date. Executive officers may exchange a maximum of 50% of their annual cash incentive compensation. In fiscal 2007, no Named Executive Officers elected to exchange any portion of their annual incentive for stock options.

Long-Term Incentives.

Purpose—The Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between shareholders and executive officers. A significant portion of an executive officer’s total compensation is provided in the form of equity. Some vehicles, such as stock options, are specifically designed to provide rewards based on stock price appreciation, while others, such as performance stock units, deliver rewards based upon generating long-term shareholder returns through business building efforts.

Considerations—Darden’s long-term incentives are evaluated independently and in the context of total rewards. The Committee has established target equity levels (60th percentile of peer group), expressed in dollars, for each position, reflecting the position’s value and expected contribution to business results. Actual awards may range from 85% to 115% of the target, and reflect the executive officer’s potential impact on future corporate results (i.e., the executive officer’s level of responsibility in the organization, criticality to the organization due to unique knowledge or skills and succession planning or other organizational considerations) and the executive officer’s performance (as measured by past and anticipated performance levels). Although equity awards beyond 115% of an executive officer’s target can be made, these are awarded only for significant contribution to Darden’s business. Darden’s plans authorize the use of several equity vehicles and, as outlined below, the Committee has carefully selected each vehicle to motivate, retain and reward executive officers while delivering results.

Equity Vehicles—Long-term incentives as authorized under the 2002 Stock Incentive Plan may include:

•	Stock options, which include both incentive stock options and non-qualified stock options;

•	Restricted stock;

•	Restricted stock units;

•	Stock appreciation rights;

•	Dividend equivalents;

•	Stock awards; and

•	Other stock-based awards.

Currently the Committee makes awards to executive officers which are delivered as non-qualified stock options for two-thirds of the award value, and as performance stock units (stock units that vest as shares of Darden stock if performance hurdles are met) for one-third of the award value. Executive officers, including the Named Executive Officers, may also hold restricted stock and restricted stock units from prior awards.

Fiscal 2007 Review—In April 2006, as part of the overall compensation study discussed above, and to strengthen the link to performance, the Committee approved the use of performance stock units instead of performance restricted stock for Darden’s executive officers. The performance stock units vest in Darden stock on the first five anniversaries of the grant date only if certain performance hurdles are achieved. When performance exceeds targeted results, additional shares of Darden stock vest; conversely, when performance is below targeted levels, fewer shares vest, as was the case in fiscal 2007. The performance measures used to determine vesting include specific goals for total sales growth and incremental return on investment for new restaurants. The performance restricted stock previously granted to officers allowed for accelerated vesting of the awards if performance hurdles were met, with ten-year certain vesting of non-accelerated awards; management and the Committee determined that the ten-year certain vesting provision of these awards moderated their performance-based nature. In addition, the study indicated a significant decrease in equity award values in Darden’s peer group for similar positions; therefore, the value of fiscal 2007 equity awards, granted in June 2006, were adjusted downward for all officers, including the Named Executive Officers.

The Committee also reviewed and approved all equity awards made in fiscal 2007 and recommended approval to independent directors of the full Board where appropriate. This included the awards for Named Executive Officers, as reflected in the Grant of Plan-Based Awards for Fiscal 2007 table. In connection with Mr. Richmond’s promotion on December 1, 2006, his targeted long-term incentive award level was increased to reflect his new responsibilities and a special equity award was authorized by the Committee, as reflected in the Grant of Plan-Based Awards for Fiscal 2007 table.

Timing of Equity Awards—On June 15, 2007, the Committee recommended to the Board of Directors and the Board approved Darden’s equity grant awards policy that includes the following provisions:

•	Annual incentive equity grants to employees, including stock option grants, will be made once per year effective on the last Wednesday in the Company’s fiscal month of July, beginning in July 2007;

•	New hire equity awards or grants to promoted employees, including stock option grants, are made effective the date of employment or promotion, respectively;

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Other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on such date as the Committee, Board or authorized individual approving the award may determine;

•

Stock option grants under Darden’s bonus replacement program, pursuant to which employees may elect to receive stock options in lieu of a portion of their annual or quarterly bonus, will be made, in the case of executive officers, other officers and manager- and director-level participants, effective the last Wednesday in fiscal July of each year, beginning July 2007, and in the case of directors of operations, effective on the last day of each fiscal quarter on which the New York Stock Exchange is open for trading;

•	The grant date for equity awards, including stock options, is always the date of approval of the grants, or a specified later date, but never a date prior to approval; and

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Effective June 15, 2007, the exercise price of stock options granted shall be the fair market value of Darden stock on the date of the grant as measured by the closing sales price of Darden common stock on the New York Stock Exchange.

The Company’s practices during fiscal 2007 were consistent with this new equity grant awards policy, except that:

•	Annual equity awards were made in June 2006 at the first regularly scheduled Committee meeting following the close of Darden’s fiscal year instead of the last Wednesday in fiscal July;

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Bonus replacement option grants for executive officers, other officers and manager- and director-level participants, were made effective June 30, 2006, instead of on the last Wednesday in fiscal July; and

•

The exercise price of stock options was the fair market value on the date of grant as measured by the average of the high and low sales price, instead of the closing sale price, of Darden common stock on the New York Stock Exchange on the date of grant.

Except for the equity award policy described above, the Company does not have any other program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

Retirement and Long-Term Savings Benefits.

Purpose—Darden’s retirement and long-term savings programs are intended to position Darden as a compelling place to work while providing a competitive total rewards offering in a cost-efficient manner. These retirement and long-term savings programs are specifically designed to reward long-term service and performance while an active employee, and provide incentives for employees to build long-term careers at Darden.

Considerations—When evaluating Darden’s retirement and long-term savings programs and their effectiveness, the Committee and management consider prevalence survey data and best practice data from the peer group, and cost efficiency.

Qualified Retirement and Long-Term Savings Plans—None of Darden’s executive officers currently are active participants in qualified retirement and long-term savings plans sponsored by Darden. Prior to January 1, 1995, Mr. Sweatt, Ms. Dimopoulos, Mr. Pickens and Mr. Richmond participated in defined benefit pension plans maintained by Darden’s predecessor as a subsidiary of General Mills, Inc., or by General Mills, Inc. They will receive benefits under those plans upon retirement as reported in the Pension Benefits Table.

Non-Qualified Retirement and Long-Term Savings Plans—Darden’s executive officers, along with approximately 500 other employees who are ineligible to participate in Darden’s qualified plans, participate in the FlexComp Plan. Our FlexComp Plan permits participating executive officers to defer receipt of up to 25% of their base salaries and up to 100% of their annual incentive compensation. Amounts deferred under the FlexComp are payable in cash on the date or dates selected by the participant in accordance with the terms of the plan or on such other dates specified in the plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives which mirror the returns credited in the Darden Savings Plan, as selected by the participant.

The Company also makes contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement and long-term savings plans maintained by Darden and by Darden’s former parent, General Mills, Inc. Darden’s contributions to the FlexComp Plan for this purpose consist of two components. The first component is similar to the matching contribution in a qualified 401(k) plan and ranges from 1.5% to 7.2% of the executive officer’s eligible annual earnings based on Darden’s performance. The second component is similar to a qualified pension plan contribution. For executive officers hired on or prior to June 25, 2000, except Mr. Otis (see discussion below), which includes all of the other Named Executive Officers, this contribution is calculated to provide similar value to the formula that was in effect when executive officers were part of a qualified pension plan maintained by Darden, or by its predecessor as a subsidiary of General Mills, Inc. This contribution ranges from 2% to 20% of the executive officer’s eligible annual earnings based on age and years of service. Executive officers hired after June 25, 2000 receive an annual contribution of 4% of the executive officer’s eligible annual earnings in place of the age and service contribution. For fiscal 2007 for all Named Executive Officers except Mr. Otis, eligible annual earnings was computed as the sum of base salary, annual cash incentive, dividends or dividend equivalents and the value of vested restricted stock earned in a fiscal year. For Mr. Otis, eligible annual earnings was computed as discussed below under “Decisions Made in Fiscal 2007.” Darden’s contributions are deferred in accordance with participants’ elections and the terms of the plan or, if not deferred, are paid in cash as soon as practicable following the end of each plan year. Effective for Company contributions made in fiscal 2008, the Company no longer will allow executive officers to receive payment following the end of each plan year, and instead will require Company contributions to be deferred and paid in accordance with participants’ elections and the FlexComp terms. Deferred contributions are credited with market rates of return based on several investment alternatives, which mirror the returns credited in the qualified savings plan. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The annual contributions made by Darden for the accounts of the Named Executive Officers in fiscal 2007 are shown in the “All Other Compensation” column of the Summary Compensation Table.

Decisions Made in Fiscal 2007—In fiscal 2006, the Committee reviewed Darden’s retirement and savings benefits as provided through the FlexComp Plan and the retiree medical plans and made changes to the FlexComp Plan to better align it with competitive practices. Changes include revising the definition of “earnable compensation” by eliminating dividends, dividend equivalents and the value of vested restricted stock from the formula and providing that benefits for executive officers be deferred until separation or retirement. Except for the CEO, to whom these changes were applied in fiscal 2007, these changes will be applied to the contributions made to executive officers in fiscal 2008. For the CEO position, the Committee adopted the 4% formula used for executive officers hired after June 25, 2000 to calculate the pension portion of the FlexComp contribution beginning in fiscal 2007. These changes had the effect of reducing the size of the annual FlexComp contribution for Mr. Otis. This reduction is based on the Committee’s belief that, for the CEO position, more of total compensation should be performance-based (i.e., annual incentives or long-term incentives). There were also changes to the retiree medical plan to eliminate for all newly hired employees after January 1, 2007, the subsidized premium and to cap the subsidies for existing employees.

Health and Welfare Benefits.

Purpose—The Committee believes that Darden’s health and welfare benefits represent an important element of a competitive total rewards offering. The health and welfare benefits offered to Darden employees, including executive officers, are designed to provide a level of safety and security that allows employees to focus their efforts on running the business effectively.

Considerations—The Committee and management have elected to offer benefits to all Darden employees, including the Named Executive Officers. These benefits include medical and dental insurance, life insurance, disability insurance and other health and welfare benefits.

Decisions Made in Fiscal 2007—Aside from the annual recalibration of benefit costs and the associated premium changes that impact all participants, no significant changes were made to Darden’s health and welfare benefits during fiscal 2007.

Perquisites.

Purpose—The Committee believes that Darden’s perquisite programs are crafted to position Darden as a compelling place to work while providing a competitive total rewards offering in a cost-efficient manner. Darden perquisite programs are created to minimize external distractions. In general, perquisites are provided based on job level. Executive officers receive certain perquisites not available to other employees and these are described under the Supplemental All Other Compensation Table.

Considerations—When establishing perquisite programs, the Committee and management give consideration to prevalence data for the peer group, rewards that are most valued by Darden’s employees, cost efficiency and internal equity.

Decisions Made in Fiscal 2007—There were no significant changes to Darden’s perquisite programs in fiscal 2007.

Severance and Change of Control Provisions.

Purpose—Darden’s severance practices, including change of control provisions, are designed to ensure that executive officers remain focused on Darden’s business during transition. Management and the Committee believe that this is accomplished in a manner that balances shareholder interests and those of Darden’s executives.

Considerations—Darden has no formal severance agreements with its employees except as follows. Darden has Management Continuity Agreements with each of our executive officers, including the Named Executive Officers, which are described under “Executive Compensation – Potential Payments Upon Termination or Change of Control.” None of Darden’s Named Executive Officers currently has an employment agreement. When establishing Darden’s change of control provisions, the Committee aimed to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity.

Decisions Made in Fiscal 2007—There were no significant changes to Darden’s severance or change in control provisions in fiscal 2007.

Change-of-Control Arrangements—For additional information concerning payments upon termination, retirement, death, disability, or change of control, see “Executive Compensation—Potential Payments Upon Termination or Change of Control,” including the tables showing the payments for each Named Executive Officer.

Share Ownership Guidelines

In June 1997, the Committee adopted share ownership guidelines for Darden’s executive officers. In June 2003, the Committee increased the guidelines by 50% so that executive officers are required to own common shares or equivalent valued at a multiple of their salaries ranging from three-fourths of base salary to four and one-half times base salary, depending on the executive officer’s level of responsibility in the organization. The Chief Executive Officer is required to own a multiple of six times his base salary. All executive officers, including the Chief Executive, generally must meet these levels within seven years of attaining their position, subject to a transition period to allow the executive officer adequate time to achieve their ownership level. Shown below is the time allotted to meet the goal:

Year	Percent of Stock Ownership Goal
1	10%
2	20%
3	30%
4	40%
5	60%
6	80%
7	100%

The forms of equity included in the determination of an executive officer’s ownership level are: registered shares, restricted stock, performance stock units, the value of vested stock options, and Darden stock or equivalents held under Darden’s retirement plans. The Committee reviews executive officer ownership levels annually. At this time, all Named Executive Officers are meeting or exceeding their share ownership guidelines.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code prohibits Darden from deducting, for federal income tax purposes, certain compensation in excess of $1 million per year paid to certain persons named in the Summary Compensation Table unless the compensation meets particular criteria. One criterion is that the compensation be paid only upon the achievement of objective, pre-established performance goals and in accordance with certain procedural requirements. The Committee and management believe that Darden meets all requirements for deductibility of executive compensation, and regularly monitor to determine whether Darden’s plans require amendment to continue to meet the deductibility requirements of the tax law without compromising the flexibility needed to meet Darden’s executive compensation goals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2007 and this proxy statement for filing with the U.S. Securities and Exchange Commission.

COMPENSATION COMMITTEE

Michael D. Rose (Chairman)

Dr. Leonard Berry

Odie C. Donald

Rita P. Wilson

EXECUTIVE COMPENSATION

The following tables and accompanying narrative should be read in conjunction with the preceding disclosure under the heading “Compensation Discussion and Analysis,” which sets forth the objectives of Darden’s executive compensation program.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended May 27, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)		Stock Awards ($)(3)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(1)	Total($)
Clarence Otis, Jr.	2007	859,069	0		439,661		1,444,740	815,400	0	296,896	3,855,766
Chairman and Chief Executive Officer

Andrew H. Madsen	2007	705,781	0		323,065		1,148,950	622,100	0	378,391	3,178,287
President and Chief Operating Officer

Linda J. Dimopoulos(7)	2007	418,942	0		455,268		450,781	355,100	0	252,582	1,932,673
Senior Vice President and Chief Financial Officer
Senior Vice President, Finance

C. Bradford Richmond(7)	2007	319,172	0		96,937		262,823	227,900	0	132,890	1,039,722
Senior Vice President and Chief Financial Officer

Blaine Sweatt, III	2007	509,771	2,831,050	(8)	1,775,376	(8)	177,958	466,600	0	392,224	6,152,979
Executive Vice President and President, New Business Development

David T. Pickens	2007	409,217	0		162,251		554,938	393,900	0	235,776	1,756,082
Senior Vice President and President, Olive Garden

(1)	Amounts reflect the actual base salary and incentive payments made to the Named Executive Officer in fiscal 2007, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(2)	Except for the special bonus paid to Mr. Sweatt and described in footnote 8 to this table, the Company paid bonuses for fiscal 2007 based on the achievement of performance metrics that were established under the Company’s Management Incentive Plan (“MIP”) at the beginning of fiscal 2007. Accordingly these bonus amounts are reported in the Non-Equity Incentive Plan Compensation column of this table.

(3)	Amounts in these columns reflect the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal year ended May 27, 2007, in accordance with SFAS 123(R) and include amounts from awards granted in and prior to fiscal 2007. The accounting expense is influenced by retirement eligibility and the current probability of meeting or exceeding performance targets. The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2007 Annual Report to Shareholders.

(4)	Amounts in this column are awards paid under the MIP for fiscal 2007 and were determined based on the Named Executive Officer’s actual salary earned and a normal incentive percentage, which varies by position and level, the Named Executive Officer’s individual performance rating and the overall business unit ratings determined by performance against goals for sales and operating profit or, in the case of corporate executives, sales and earnings per share, which are established at the beginning of fiscal 2007. The MIP is described in greater detail in “Compensation Discussion and Analysis.”

(5)	Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the heading “Non-qualified Deferred Compensation.”

(6)	All Other Compensation consists of the following amounts:

Name	Perks and Other Personal Benefits ($)(a)	Tax Reimburse- ments ($)(b)	Company Contributions to Defined Contribution Plans ($)(c)	Insurance Premiums ($)(d)	Dividends or Earnings on Stock or Option Awards ($)(e)	Other ($)(f)	Total ($)
Clarence Otis, Jr.	76,354	7,999	150,175	8,109	52,314	1,945	296,896
Andrew H. Madsen	50,885	3,312	272,853	8,109	41,525	1,707	378,391
Linda J. Dimopoulos	9,099	239	211,670	11,589	19,569	416	252,582
C. Bradford Richmond	32,901	150	85,124	6,717	7,582	416	132,890
Blaine Sweatt, III	48,523	1,133	289,461	13,205	37,926	1,976	392,224
David T. Pickens	27,160	1,371	174,867	8,109	20,458	3,811	235,776

(a)	Includes the aggregate incremental costs to the Company for personal use of a car and Company aircraft, financial counseling reimbursement, vacation cash-in and executive physicals. None of these perquisites had a value exceeding the greater of $25,000 or 10% of total perquisites for a Named Executive Officer, except that the value of vacation cash-in for Mr. Otis was $32,069. The value of vacation cash-in is the actual cash amount paid. The Company calculates the aggregate incremental cost of the personal use of Company aircraft based on an hourly charge that includes the cost of fuel, trip-related maintenance, crew travel, onboard catering, landing and license fees and contract labor. Since the Company aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage such as pilot’s salaries, the cost to purchase the aircraft and the cost of maintenance not related to trips. Family members of executives and their invited guests occasionally fly on Company aircraft as additional passengers on business flights or personal flights. In those cases, the aggregate incremental cost to the Company for the family member or guest is de minimis.

(b)	Tax reimbursements relate to non-cash awards made to the Named Executive Officers described in footnote (f) and business-related travel on corporate aircraft.

(c)	Amounts in this column represent Company contributions under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions under the FlexComp Plan are deferred in accordance with participants’ elections pursuant to the terms of the plan or, if not deferred, are paid to each participant in cash as soon as practicable following the end of each plan year. These Company contributions, whether deferred or paid in cash, are included in the All Other Compensation column. Salary or bonus deferred by a Named Executive Officer into the FlexComp Plan is reported in the Salary column or the Non-Equity Incentive Plan Compensation column.

(d)	Represents the cost to the Company for providing life, dependent life, and long-term disability insurance.

(e)	Under the 2002 Stock Incentive Plan, the Named Executive Officers received dividends or dividend equivalents for unvested awards of restricted stock, restricted stock units and performance stock units.

(f)	Each Named Executive Officer received a non-cash award associated with a gift presented at an officer’s meeting in June 2006 and Mr. Otis, Mr. Madsen, Mr. Sweatt and Mr. Pickens each received non-cash awards associated with the annual celebration for Darden’s top-performing general managers.

(7)	Effective December 1, 2006, Ms. Dimopoulos retired as Chief Financial Officer and assumed the position of Senior Vice President of Finance. Effective December 1, 2006, Mr. Richmond was elected Chief Financial Officer.

(8)

Under the MIP, the Compensation Committee may provide for bonuses for special projects, which typically have involved important new concept development efforts. Such an arrangement was made under the MIP with Mr. Sweatt, providing for a special bonus payable in cash and restricted stock (or stock equivalents or other form of compensation of comparable value for the restricted stock awards) in connection with the successful development of the Seasons 52 restaurant concept. The purpose of this arrangement is to provide an entrepreneurial-type reward opportunity for successful entrepreneurial effort. During the four-year project period, which encompassed five annual bonus grants, portions of Mr. Sweatt’s annual MIP bonus could be foregone and placed at risk. For fiscal years 2002 through 2006, Mr. Sweatt elected to forgo all of his bonuses under this program. During the four-year project period, Mr. Sweatt placed at risk bonuses totaling $2,178,400. These portions of Mr. Sweatt’s bonus would be paid with additional cash and a grant of restricted stock (or stock equivalents) upon approval by the Board of Directors in June 2006 of Seasons 52 for the next phase of development, or otherwise forfeited. Pursuant to an amendment to the arrangement entered into in June 2006, the Board could also approve an award of 50% of the cash and restricted stock (or stock equivalents) otherwise payable upon successful completion of the project if it determined that Seasons 52 was successfully progressing and merited further study, although the project may not yet be successfully completed. In June 2006, the Board determined that Seasons 52 merited further review, and approved the 50% award in accordance with the arrangement. The remaining 50% of the award was forfeited, and the arrangement expired. Pursuant to the 50% award, Mr. Sweatt received a cash bonus of $2,831,050 which was reported in the Summary Compensation Table for fiscal 2006 and a grant of 47,154 special project performance stock units. The value of the special project performance stock units, which is included in the Stock Awards column for fiscal 2007, is $1,712,162, based on the closing market price ($36.31) of our common stock on

June 15, 2006, the grant date of the special project performance stock unit awards. Such special project performance stock units vest over a period of five years following the date of grant. The annual vesting target for each fiscal year is 20% of the total number of units covered by the award. The number of units that actually vests each year will be determined based on the achievement of the Company’s performance criteria set forth in the award agreement and may range from zero to 150% of the annual target. Vesting will be accelerated upon a change of control of Darden. Mr. Sweatt will receive one share of common stock for each special project performance stock unit that vests. Mr. Sweatt is entitled to receive dividend equivalents on the special project performance stock units. In calculating the Company contributions for Mr. Sweatt under the FlexComp Plan, the amount of bonus foregone and placed at risk by Mr. Sweatt (aggregating $2,178,400 as noted above) was considered, and not the 50% payout amount. The Company also approved awards to Mr. Sweatt in connection with a Special Project Bonus Program— Seasons 52 Agreement with Mr. Sweatt dated June 16, 2006. The Agreement provided that the Company’s Board of Directors would review the Seasons 52 restaurant concept, and if determined to be financially viable, the Compensation Committee of the Board would then approve cash payments for Mr. Sweatt in an aggregate amount not to exceed $2,831,050, and restricted stock (or cash, stock equivalents or other form of current compensation of comparable value for the restricted stock awards) valued at 50% of the amount of the cash payments. In accordance with the terms of the Agreement, on March 15, 2007 the Company’s Board of Directors determined that Seasons 52 was a financially viable restaurant concept, and on March 16, 2007, the Company’s Compensation Committee approved the payment to Mr. Sweatt of $2,831,050 and the award to Mr. Sweatt of special project performance stock units valued at approximately $1,415,525. The cash award will be paid on or before August 31, 2007, and the amount of this cash award is reported in the Summary Compensation Table for fiscal 2007 table. The special project performance stock units were to be granted effective at the time the Company’s other annual equity grants were approved, with the number of special project performance stock units to be determined, according to the Company’s established policy, by dividing the special project performance stock unit award value by the discounted average stock price of the Company’s common stock for the fiscal month immediately preceding the date of grant. On July 25, 2007, the Company granted Mr. Sweatt 39,266 special project performance stock units, and the value of these special project performance stock units, which is not included in the Summary Compensation Table for fiscal 2007 because they were granted in fiscal 2008, is $1,675,873, based on the closing market price ($42.68) of our common stock on July 25, 2007. Twenty percent of the total number of special project performance stock units are targeted for vesting at the end of each of the first five fiscal years following the grant date. When performance exceeds targeted results, additional shares of Darden stock vest; conversely, when performance is below targeted levels, fewer or no shares of Darden stock vest. The number of annual performance stock units that vest shall be determined by multiplying a vesting percent based on the achievement of performance metrics established by the Compensation Committee in June 2007.

Grants of Plan-Based Awards for Fiscal 2007

Management and Professional Incentive Plan. Annual incentive awards are granted by the Compensation Committee to executive officers under the MIP, and are paid in a combination of cash and restricted stock, restricted stock units or performance stock units. Equity awards pursuant to the MIP are issued under the 2002 Stock Incentive Plan described below. Cash awards to key executives are based on the potential future impact of the individual’s position on overall corporate results as measured by the position, level and base salary of the individual and the degree to which the individual can affect the results. The criteria for granting restricted stock, restricted stock units or performance stock units are described under “Compensation Discussion and Analysis—Compensation Decision-Making Process—Annual Cash Incentive” and “—Long-Term Incentives.” These awards are made subject to the terms of the MIP.

2002 Stock Incentive Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan (“2002 Plan”) was adopted by the Board of Directors on July 26, 2002 and approved by our shareholders on September 19, 2002. It was amended by the Board on June 16, 2006, and the amendments were approved by our shareholders on September 15, 2006. The 2002 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors providing services to Darden or any of our affiliates that the Compensation Committee determines is an eligible person.

The 2002 Plan is the only plan we have that allows us to issue shares of our common stock in connection with future awards of equity-based compensation. Up to an aggregate of 9,550,000 shares of our common stock can be issued pursuant to awards granted under the 2002 Plan, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the 2002 Plan. Effective with the September 2006 amendments, the 2002 Plan has a “fungible share pool” approach to manage authorized shares in order to provide flexibility of awards. In determining the number of shares available for grant, a formula is applied such that, with respect to stock options and stock appreciation rights, the number of shares available for awards shall be reduced by one share for each share covered by such award. With respect to any awards other than stock options and stock appreciation rights, the number of shares available for awards shall be reduced by two shares for each share covered by such award. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for award. There is no “net share counting,” so shares that are used to pay the exercise price or taxes will not be added to the authorized share pool. As of July 25, 2007, approximately 2,082,454 common shares remained available for future awards under the 2002 Plan.

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2007 under the MIP and 2002 Plan to each of the Named Executive Officers.

Name	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Price of Stock Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clarence Otis, Jr.	6/15/06		0	1,099,500	1,812,300	0	33,312	49,968	152,711	35.805	36.31	3,287,931
Andrew H. Madsen	6/15/06		0	839,800	1,384,300	0	24,518	36,777	112,395	35.805	36.31	2,419,926
Linda J. Dimopoulos	6/15/06		0	433,600	714,800	0	10,271	15,407	47,086	35.805	36.31	1,013,773
C. Bradford Richmond	6/15/06		0	199,800	329,400	0	3,220	4,830	14,762	35.805	36.31	317,827
	12/1/06	(7)	0	409,500	675,000	0	5,042	7,563	23,114	40.035	40.06	556,425
Blaine Sweatt, III	6/15/06		0	559,200	921,800	0	3,580	5,370	53,958	35.805	36.31	868,486
	6/15/06	(8)	NA	NA	NA	0	47,154	70,731	NA	NA	36.31	1,688,349
David T. Pickens	6/15/06		0	449,500	740,900	0	12,964	19,446	59,430	35.805	36.31	1,279,556

(1)	The grant date of all awards, except two awards with respect to Mr. Richmond as described in footnote 7 below, was June 15, 2006, the date on which the Compensation Committee or the Board, as the case may be, met and approved these awards.

(2)	The amounts in these columns represent the potential annual cash incentive that may be earned under the MIP by each Named Executive Officer, except with respect to Mr. Richmond as described in footnote 7 below. The annual ranges are calculated with the current salary and incentive percent for each Named Executive Officer at the time of approval. Actual payouts to the Named Executive Officers based on fiscal 2007 performance are reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(3)	The Named Executive Officers received grants on June 15, 2006 of performance stock units under the 2002 Plan. These units will only vest if certain performance hurdles relating to total sales growth and incremental return on investment for new restaurants are achieved. The units have the ability to vest in the form of Darden stock on each of the first five anniversaries of the grant date. When performance exceeds targeted results, additional shares of Darden stock vest; conversely, when performance is below targeted levels, fewer or no shares of Darden stock vest. These performance stock units are described more fully under the heading “Compensation Discussion and Analysis—Compensation Decision-Making Process—Long-Term Incentives.”

(4)	The Named Executive Officers received grants on June 15, 2006 of non-qualified stock options under the 2002 Plan. These non-qualified stock options vest 50% on the third and fourth anniversaries of the grant date.

(5)	All options are granted with an exercise price equal to the fair market value of Darden’s common stock on the date of grant. Fair market value is defined under the 2002 Plan, unless otherwise determined by the Compensation Committee, as the average of the high and low sales prices of the common stock on the New York Stock Exchange as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(6)	Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements included in the Company’s 2007 Annual Report to Shareholders.

(7)	Mr. Richmond was elected by the Board as Chief Financial Officer effective December 1, 2006. In connection with this promotion, the Board approved on September 14, 2006, a special one time grant effective December 1, 2006 (the grant date) of stock options and performance stock units for Mr. Richmond. The Board also approved a new bonus target under the MIP for Mr. Richmond in his new role. The new range is reflected under the Estimated Future Payouts under Non-Equity Incentive Plan Awards column for the new position. The actual payout reflected in the Summary Compensation Table is pro-rated based on Mr. Richmond’s time in each position during the fiscal year.

(8)	In connection with the Special Project Bonus Program – Seasons 52 Agreement described in footnote 8 to the Summary Compensation Table, Mr. Sweatt received an additional grant on June 15, 2006 of special project performance stock units under the 2002 Plan. The terms of the special project performance stock units are similar to the performance stock units described in footnote 3 of this table.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 27, 2007 for each of the Named Executive Officers.

	Option Awards(1)						Stock Awards(2)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($) (2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Clarence Otis, Jr.	6/23/98	52,500	—	10.44	6/23/08
	6/22/99	60,000	—	14.63	6/22/09
	6/21/00	75,525	—	10.50	6/21/10
	6/20/01	97,500	—	17.09	6/20/11
	4/1/02	27,318	—	26.14	4/1/12
	6/19/02	100,000	—	27.27	6/19/12
	12/23/02	15,000	—	20.86	12/23/12
	6/19/03	45,000	45,000	19.32	6/19/13
	6/15/04	—	80,000	21.16	6/15/14
	11/29/04	—	75,000	27.22	11/29/14
	6/16/05	—	175,000	33.10	6/16/15
	6/15/06	—	152,711	35.81	6/15/16
							80,415	3,644,408	33,312	1,509,700

Andrew H. Madsen	12/7/98	69,780	—	11.48	12/7/08
	5/28/99	1,845	—	14.08	5/28/09	(4)
	6/22/99	60,000	—	14.63	6/22/09
	5/26/00	5,276	—	12.48	5/26/10	(4)
	6/21/00	67,500	—	10.50	6/21/10
	6/20/01	63,000	—	17.09	6/20/11
	4/1/02	3,615	—	26.14	4/1/12
	6/19/02	72,000	—	27.27	6/19/12
	6/19/03	40,000	40,000	19.32	6/19/13
	6/15/04	—	70,000	21.16	6/15/14
	11/29/04	—	55,000	27.22	11/29/14
	6/16/05	—	145,000	33.10	6/16/15
	6/15/06	—	112,395	35.81	6/15/16
							65,754	2,979,971	24,518	1,111,156

Linda J. Dimopoulos	5/29/98	1,898	—	10.40	5/29/08	(4)
	6/23/98	34,500	—	10.44	6/23/08
	8/3/98	4,992	—	11.67	8/3/08
	5/28/99	3,467	—	14.08	5/28/09	(4)
	6/22/99	45,000	—	14.63	6/22/09
	5/26/00	4,755	—	12.48	5/26/10	(4)
	6/21/00	60,563	—	10.50	6/21/10
	5/25/01	3,143	—	19.14	5/25/11	(4)
	6/20/01	66,000	—	17.09	6/20/11
	5/24/02	5,265	—	25.18	5/24/12	(4)
	6/19/02	47,500	—	27.27	6/19/12
	6/19/03	27,500	27,500	19.32	6/19/13
	6/30/03	2,306	—	19.01	6/30/13
	6/15/04	—	55,000	21.16	6/15/14
	6/16/05	—	55,000	33.10	6/16/15
	6/15/06	—	47,086	35.81	6/15/16
							32,271	1,462,522	10,271	465,482

	Option Awards(1)						Stock Awards(2)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
C. Bradford Richmond	5/26/00	1,227	—	12.48	5/26/10	(4)
	6/21/00	29,925	—	10.50	6/21/10
	6/20/01	37,500	—	17.09	6/20/11
	6/19/02	26,000	—	27.27	6/19/12
	6/19/03	13,998	7,002	19.32	6/19/13
	6/15/04	7,081	14,169	21.16	6/15/14
	6/16/05	—	20,750	33.10	6/16/15
	6/15/06	—	14,762	35.81	6/15/16
	12/1/06	—	23,114	40.04	12/1/16
							6,324	286,604	8,262	374,434

Blaine Sweat, III	6/23/98	165,000	—	10.44	6/23/08
	6/22/99	150,000	—	14.63	6/22/09
	6/21/00	142,500	—	10.50	6/21/10
	6/20/01	165,000	—	17.09	6/20/11
	6/19/02	100,000	—	27.27	6/19/12
	6/19/03	40,000	40,000	19.32	6/19/13
	6/15/04	—	80,000	21.16	6/15/14
	6/16/05	—	80,000	33.10	6/16/15
	6/15/06	—	53,958	35.81	6/15/16
							31,713	1,437,233	50,734	2,299,265

David T. Pickens	5/29/98	2,909	—	10.40	5/29/08	(4)
	6/23/98	19,500	—	10.44	6/23/08
	5/28/99	2,570	—	14.08	5/28/09	(4)
	6/22/99	37,500	—	14.63	6/22/09
	9/27/99	6,135	—	12.75	9/27/09
	6/21/00	45,600	—	10.50	6/21/10
	6/20/01	48,000	—	17.09	6/20/11
	6/19/02	35,000	—	27.27	6/19/12
	6/19/03	20,997	10,503	19.32	6/19/13
	6/15/04	10,498	21,002	21.16	6/15/14
	11/29/04	—	30,000	27.22	11/29/14
	6/16/05	—	66,500	33.10	6/16/15
	6/15/06	—	59,430	35.81	6/15/16
							31,510	1,428,033	12,964	587,528

(1)	All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to Named Executive Officers is 50% on the third and fourth anniversaries of the grant date. For Mr. Richmond, who became Chief Financial Officer on December 1, 2006, the non-qualified stock option grants made prior to that date vested in thirds on the second, third and fourth anniversaries of the grant date.

(2)	All shares reflected in this column represent the awards of performance restricted stock granted in fiscal years 2000 through 2006. The performance restricted stock awards fully vest in ten years and have the opportunity to accelerate vesting in each of the first five anniversaries following the grant date when performance goals are achieved. The market value of the performance restricted stock awards is based on a per share value of $45.32, the closing market price of our stock on the New York Stock Exchange on May 27, 2007.

(3)	All units reflected in this column represent performance stock unit awards granted in fiscal year 2007. The terms of the performance stock unit awards are more fully described in footnote 3 of the Grants of Plan-Based Awards for Fiscal 2007. The market value of outstanding stock awards is based on a per share (or unit) value of $45.32, the closing market price of our stock on the New York Stock Exchange on May 27, 2007.

(4)	Each Named Executive Officer elected to exchange a portion of their annual cash incentive for bonus replacement options. The non-qualified stock options are immediately vested but exercisable six months following the date of grant. The expiration date of these awards is ten years from the grant date.

Option Exercises and Stock Vested for Fiscal 2007

The following table summarizes the number of option awards exercised and restricted stock and restricted stock units vested during fiscal 2007 for each of the Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Clarence Otis, Jr.	48,162	1,407,775	20,226	796,904
Andrew H. Madsen	—	—	16,217	638,950
Linda J. Dimopoulos	39,000	1,418,820	9,041	356,215
C. Bradford Richmond	—	—	4,092	160,887
Blaine, Sweatt, III	154,998	5,638,827	14,472	570,197
David T. Pickens	—	—	7,989	314,767

(1)	The value realized equals the difference between the closing market price of our common stock on the New York Stock Exchange on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits

None of our Named Executive Officers are currently active participants in qualified retirement plans sponsored by us. Until May 1995, however, when we were a wholly owned subsidiary of General Mills, Inc. and were known as General Mills Restaurants, Inc. (“GMRI”), certain of our Named Executive Officers participated in qualified retirement plans sponsored by GMRI or by General Mills. Prior to May 31, 1994, certain of our Named Executive Officers participated in GMRI’s qualified defined benefit retirement plan. From January 1, 1989 through May 31, 1994, Mr. Sweatt also accrued benefits under the Supplemental Retirement Plan of General Mills. Following our spin-off from General Mills in May 1995, the GMRI Retirement Income Plan became our Retirement Income Plan (“RIP”) to be funded from a pension trust maintained by us. Liability under the General Mills Supplemental Retirement Plan was transferred to us under a Supplemental Pension Plan (“SPP”) maintained for this purpose. Under the RIP and SPP, Ms. Dimopoulos, Mr. Richmond, Mr. Sweatt and Mr. Pickens will receive estimated monthly aggregate benefits at normal retirement (age 62) of $707, $361, $4,328 and $1,434, respectively. Early retirement benefits are available as early as age 55 at a reduced benefit level. Two Named Executive Officers, Ms. Dimopoulos and Mr. Sweatt, are eligible for early retirement benefits. If retiring on May 27, 2007, they would receive estimated monthly aggregated benefits of $601 and $4,118, respectively. Benefits are fixed because the Named Executive Officers no longer participate in the plans. All benefits are distributed in cash as monthly payments and are not eligible for lump sum distributions.

The table below shows the present value of accumulated benefits payable to each Named Executive Officer, including the years of service credited to each Named Executive Officer, under the RIP and, as to Mr. Sweatt, under the SPP, determined using interest rate and mortality rate assumptions used in Note 16 to the Company’s audited financial statements included in the Company’s 2007 Annual Report to Shareholders. The number of credited service years shown below are fixed and do not reflect actual years of service as plan benefits are frozen. The accumulated benefit shown below is based on the highest benefit option which is “Single Life Annuity.” Other optional payouts include Joint and Survivor 50%, Joint and Survivor 100%, and Ten Year Certain. Early retirement benefits are available as early as age 55 at a reduced benefit level.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Clarence Otis, Jr.	NA	0.00	—	—
Andrew H. Madsen	NA	0.00	—	—
Linda J. Dimopoulos	Retirement Income Plan	7.00	64,972	—
C. Bradford Richmond	Retirement Income Plan	7.10	22,226	—
Blaine Sweatt, III	Retirement Income Plan	12.30	262,136	—
	Supplemental Pension Plan	12.30	199,820	—
David T. Pickens	Retirement Income Plan	15.70	103,547	—

Our Named Executive Officers, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan, which was designed to provide benefits in lieu of qualified retirement plans maintained by us and by General Mills. The FlexComp Plan is described under the heading “Non-Qualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers and certain employees who are not eligible to participate in the Darden Savings Plan (DSP). The DSP is the Company’s qualified savings plan, and provides eligible employees with automatic savings through payroll deduction, Company matching contributions, deferral of income through before-tax contributions, and a choice of investment funds. Some Named Executive Officers participated in the DSP prior to the implementation of the FlexComp and have vested benefits in the DSP as of May 27, 2007 as follows: Ms. Dimopoulos, $671,536; Mr. Richmond, $230,344; Mr. Sweatt, $1,490,657; and Mr. Pickens, $27,568.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25% of their base salaries and up to 100% of their annual incentive compensation. Amounts deferred under the plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the plan or on such other dates specified in the plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in the Darden Savings Plan), as selected by the participant. During fiscal 2007, Mr. Otis, Mr. Madsen and Ms. Dimopoulos made contributions to the FlexComp Plan.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement plans. Our executive officers, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan. The plan was designed to provide benefits in lieu of qualified retirement plans maintained by us and by our former parent, General Mills, Inc. One portion of our annual contribution to the plan ranges from 1.5% to 7.2% of the executive officer’s eligible annual earnings as defined under the heading “Non-Qualified Retirement and Long-Term Savings Plans,” as identified in the qualified retirement plans, based on our performance. For executive officers hired on or prior to June 25, 2000, which includes all of the Named Executive Officers in the Summary Compensation Table except Mr. Otis (see footnote 4 of the Non-Qualified Deferred Compensation Table), the second portion of our annual contribution ranges from 2% to 20% of the executive officer’s eligible annual earnings, based on the Named Executive Officer’s age and, if applicable, the years of service during which the Named Executive Officer was covered by our qualified retirement plan.

Executive officers hired after June 25, 2000 receive an annual contribution of 4% of the executive officer’s eligible annual earnings in place of the age and service contributions. These contribution amounts are deferred in accordance with participants’ elections and the terms of the plan or, if not deferred, are paid in cash as soon as practicable following the end of each plan year. Effective for fiscal 2008 awards, participants will no longer have the option of having our annual contributions paid in cash following the end of the year in which such contributions are made, and instead must defer those contributions in accordance with the terms of the plan.

Participants who elect to defer receipt of contributions to the FlexComp Plan may elect to have the contributions credited with rates of return based on several investment alternatives, which mirror the returns credited in the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their rate of return for the twelve months ended May 31, 2007, as reported by the administrator of the Darden Savings Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
RVST Equity Index Fund I	22.52%	Vanguard Target Retirement Income	11.01%
Davis New York Venture Fund (A)	22.10%	Vanguard Target Retirement 2005	13.90%
Harbor Capital Appreciation (Instl)	15.31%	Vanguard Target Retirement 2015	17.41%
Vanguard Target Retirement 2035	21.88%	Vanguard Target Retirement 2025	20.03%
Vanguard Target Retirement 2045	21.90%	PIMCO Total Return Fund (Admin)	5.05%
T. Rowe Price Small-Cap Stock Fund	15.21%	RVST Stable Capital Fund II	4.70%
Vanguard Strategic Equity (Investor)	22.02%	Darden Company Stock Fund	28.27%
Europacific Growth Fund (Class A)	25.88%	Darden ESOP Stock Fund	29.11%

The following table provides additional information concerning the FlexComp Plan account for each Named Executive Officer, including the contributions made by the Named Executive Officers and by Darden to the FlexComp Plan during fiscal 2007 and the aggregate FlexComp balance as of the fiscal year ended May 27, 2007.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance FYE 2007 ($)
Clarence Otis, Jr.	62,380	419,172		349,922	0	2,243,340
Andrew H. Madsen	0	0	(3)	317,379	0	2,311,496
Linda J. Dimopoulos	83,789	250,311		282,170	0	2,224,064
C. Bradford Richmond	0	0	(3)	254,838	0	1,610,027
Blaine Sweatt, III	0	874,222		1,206,928	0	7,482,357
David T. Pickens	0	206,336		159,306	0	1,031,513

(1)	Reflects the deferred amounts for each of the Named Executive Officers which is reported as compensation to such Named Executive Officer in the Summary Compensation Table under the Salary column.

(2)	Reflects the Company’s fiscal 2006 annual contribution to the FlexComp Plan made in July 2006 for the account of the Named Executive Officer who elected to defer these amounts into FlexComp. The fiscal 2007 Company contributions made in July 2007, if deferred, are not reported in this table.

(3)	Messrs. Madsen and Richmond elected not to defer their Company contributions made in July 2006 into the FlexComp Plan and instead received $375,564 and $86,664, respectively, paid in cash in July 2006. Effective for fiscal 2008 awards, participants will no longer have the option of receiving annual Company contributions in cash, and instead must defer those contributions in accordance with the terms of the plan.

Potential Payments Upon Termination or Change of Control

The following summarizes the potential payments to be made to Named Executive Officers upon termination of their employment or a change of control of the Company.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive officer is entitled to receive amounts earned during the executive officer’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Long-term incentive grants for the most recently completed cycle;

•	Unreimbursed employment-related expenses and other benefits owed to the executive officer under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation pay; and

•	The executive officer’s Darden Savings Plan and FlexComp Plan account balances.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the executive officer will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the executive officer is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of a Named Executive Officer who has reached age 55 with 10 or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The executive officer will vest in all outstanding options granted prior to June 15, 2006, and be allowed to exercise such options for the remainder of the original term;

•

The executive officer will be entitled to receive a pro-rated share of each option granted from and after June 15, 2006, and be allowed to exercise such option for the lesser of 5 years or the remainder of the original term;

•	The executive officer will continue to vest in grants of restricted stock for the remainder of the original term provided required deposit shares are held for grants made prior to June 2006;

•

The executive officer will continue to receive health and welfare benefits until the executive officer reaches age 65 and will receive health and welfare benefits for the executive officer’s dependents, as applicable;

•	The Company will reimburse the executive officer for up to one year’s allowance of financial planning services incurred in the subsequent year; and

•	The executive officer will receive a monthly benefit under the qualified retirement plans (the RIP or SPP) if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of a Named Executive Officer who has reached age 65 with 5 or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The executive officer will vest in all outstanding options and be allowed to exercise such options for the remainder of the original term;

•	The executive officer will continue to vest in grants of restricted stock and restricted stock units for the remainder of the original term provided required deposit shares are held;

•	The executive officer will be entitled to the targeted amount for performance stock units;

•	The Company will reimburse the executive officer for up to one year’s allowance of financial planning services incurred in the subsequent year; and

•	The executive officer will receive a monthly benefit under the qualified retirement plans (the RIP or SPP) if applicable.

Payments Made Upon Disability. The Company pays for long-term disability coverage for the Named Executive Officers and the amount paid for the insurance is included in All Other Compensation in the Summary Compensation Table and footnote (6) thereto. All employees have the ability to purchase long-term disability coverage. In the event of disability, the Named Executive Officer will receive the items identified under the heading “Payments Made Upon Any Termination of Employment.” In addition, the Named Executive Officer is entitled to the following benefits, which are also available to employees with disability coverage. The benefit covers:

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65;

•	Continued eligibility for group medical coverage; and

•	Continued life insurance and Company retirement contributions up to age 65.

Payments Made Upon Death. The Company pays for life insurance coverage for the Named Executive Officers and the amount paid for the insurance is included in All Other Compensation in the Summary Compensation Table and footnote (6) thereto. The life insurance benefit for the Named Executive Officers is equal to 4 times salary and bonus with maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death is attributable while traveling on business. The Company provides this same life insurance benefit to participants in the MIP and to Directors of Operations. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the estate of the Named Executive Officer will receive the items identified under the heading “Payments Made Upon Termination of Employment.”

Stock options, restricted stock, restricted stock units and performance stock units granted prior to June 15, 2006, will vest pro-rata based on the number of full months completed in the vesting period and stock options will be exercisable for the remainder of the original term. Stock options, restricted stock, restricted stock units and performance stock units granted on or after June 15, 2006, will vest in full and stock options granted on or after June 15, 2006, will be exercisable for the lesser of 5 years or the remainder of the original term.

Payments Made Upon Involuntary Termination without Cause. Darden has not entered into employment or separation agreements with any of the Named Executive Officers. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading “Payments Made Upon Any Termination of Employment,” such payments to an executive officer may include such severance benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age and service equals 70, accelerated vesting will be applied to a pro rata portion of the outstanding stock options and other stock awards. For grants made between March 21, 2001 and June 14, 2006, stock options will be exercisable for the lesser of 2 years or the remainder of the original term. For grants made on or after June 15, 2006, the options will be exercisable for the lesser of 5 years or the remainder of the original term.

Payments Made Upon a Change of Control. As of May 27, 2007, we had management continuity agreements with all of our Named Executive Officers. The agreements provide for severance payments equal to three times the amount of annual compensation (determined by the then-current base salary plus highest cash bonus award during the preceding three years) and continuation of health and similar benefits for a three-year period if the executive officer is terminated without cause or voluntarily terminates employment with good reason within two years after we have a change of control. One year’s compensation and continuation of benefits is provided if the executive officer is terminated without cause more than two years after a change of control, or if the executive officer elects within 30 days after the first anniversary of the change of control to voluntarily terminate employment. If the executive officer would otherwise be entitled to receive severance payments that would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, provided, however, that the amount of severance payments shall not be less than one year’s compensation and benefits. The agreements provide for an initial two-year term, and are extended on each anniversary date for two years from the anniversary date, unless prior notice is given by us that the agreement will not be extended.

For purposes of the management continuity agreements, “Change of Control” means an event during the contract period required to be reported as a change of control in a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if:

•

A person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

•

Individuals who constitute the Board of Directors of the Company as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause, considered as though such persons were a member of the Incumbent Board.

For purposes of the management continuity agreements, “cause” means:

•

An act or acts of fraud or misappropriation on the executive officer’s part which result in or are intended to result in the executive officer’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws;

•	Conviction of the executive officer of a felony; or

•

Physical or mental disability which materially interferes with the capacity of the executive officer in fulfilling the executive officer’s responsibilities and which will qualify the executive officer for disability benefits from a Company-sponsored plan.

For purposes of the management continuity agreements, “good reason” means, without the express written consent of the executive:

•

The assignment to the executive officer of any duties inconsistent in any substantial respect with the executive officer’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the effective date of the agreement;

•	Any other substantial adverse change in such position (including titles), authority or responsibilities;

•

Any failure by Darden to furnish the executive officer with compensation and benefits at a level equal to or exceeding those received by the executive officer from Darden during the 90-day period preceding the effective date of the agreement, including a failure by Darden to maintain its policy of paying retirement and supplemental savings plan benefits which would be payable under the retirement plans of Darden but for the limits imposed by the Employee Retirement Income Security Act of 1974, as amended, other than an insubstantial and inadvertent failure remedied by Darden promptly after receipt of notice thereof given by the executive officer;

•

Darden’s requiring the executive officer to be based or to perform services at any office or location other than that at which the executive officer is based at the effective date of the agreement, except for travel reasonably required in the performance of the executive officer’s responsibilities;

•	Any failure by Darden to obtain the assumption and agreement to perform the agreement by a successor; or

•	Any failure by Darden to deposit amounts which may become payable to the executive officer to the trustee as contemplated in the agreement.

We also have entered into trust agreements to provide for payments under the management continuity agreements and our non-qualified deferred compensation plans, including the Director Compensation Plan, the MIP and the FlexComp Plan. Full funding is required upon a change of control of Darden. In addition, stock options, restricted stock, restricted stock units and performance stock units issued under our stock plans are subject to accelerated vesting if we experience a change of control, as defined in those plans or related award agreements. The options will be exercisable for three months.

The tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive officer’s employment upon voluntary termination, involuntary not-for-cause termination, termination for cause, termination following a change of control and in the event of death of the Named Executive Officer. The amounts shown assume that such termination or change of control was effective as of May 27, 2007 and are estimates of the amounts that would be paid out to the executive officer upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. Except for the fiscal 2007 annual cash incentive (MIP) and FlexComp Plan award, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination.” Items such as pension benefits payable under the qualified retirement plans and Darden Savings Plan or FlexComp Plan account balances are identified under the Pension Benefit Table and the Non-Qualified Deferred Compensation Table, respectively.

Benefits and Payments Upon Termination	Voluntary Termination ($)(1)		Involuntary Not For Cause Termination($)		Involuntary For Cause Termination ($)		Involuntary or Good Reason Termination Change-of-Control ($)		Death ($)
Clarence Otis, Jr.
FY07 MIP Bonus(2)	815,400		815,400		815,400		815,400		815,400
FY07 FlexComp Plan Award(3)	150,175		150,175		150,175		150,175		150,175
Cash Severance Benefit	—		—		—		1,957,200		—
Accelerated Vesting of Stock Options(4)	—		—		—		8,053,095		6,395,976
Accelerated or Continued Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units or Other Equity awards(5)	—		—		—		5,154,108		1,583,062
Miscellaneous Benefits	—		—		—		319,476	(10)	1,500,000	(6)
Excise Tax Gross-Up	—		—		—		3,036,970		—

Andrew H. Madsen
FY07 MIP Bonus(2)	622,100		622,100		622,100		622,100		622,100
FY07 FlexComp Plan award(3)	272,853		272,853		272,853		272,853		272,853
Cash Severance Benefit	—		—		—		1,619,400		—
Accelerated Vesting of Stock Options(4)	—		2,198,206	(7)	—		6,569,038		5,219,296
Accelerated or Continued Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units or Other Equity awards(5)	—		—		—		4,091,127		1,172,432
Miscellaneous Benefits	—		—		—		479,300	(10)	1,500,000	(6)
Excise Tax Gross-Up	—		—		—		2,656,415		—

Linda J. Dimopoulos
FY07 MIP Bonus(2)	355,100		355,100		355,100		355,100		355,100
FY07 FlexComp Plan award(3)	211,670		211,670		211,670		211,670		211,670
Cash Severance Benefit	—		—		—		1,177,761		—
Accelerated Vesting of Stock Options(4)	2,835,959	(8)	2,835,959	(8)	2,835,959	(8)	3,164,198		2,654,407
Accelerated or Continued Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units or Other Equity awards(5)	1,462,522	(8)	1,462,522	(8)	1,462,522	(8)	1,928,003		492,440
Miscellaneous Benefits	56,708	(9)	56,708	(9)	56,708	(9)	792,241		1,500,000	(6)
Financial Counseling Allowance	5,000		5,000		—		—		—
Excise Tax Gross-Up	—		—		—		—		—

Benefits and Payments Upon Termination	Voluntary Termination ($)(1)		Involuntary Not For Cause Termination ($)		Involuntary For Cause Termination ($)		Involuntary or Good Reason Termination Change-of-Control ($)		Death ($)
C. Bradford Richmond
FY07 MIP Bonus(2)	227,900		227,900		227,900		227,900		227,900
FY07 FlexComp Plan award(3)	85,124		85,124		85,124		85,124		85,124
Cash Severance Benefit	—		—		—		573,300		—
Accelerated Vesting of Stock Options(4)	—		682,258	(7)	—		1,040,662		785,478
Accelerated or Continued Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units or Other Equity awards(5)	—		—		—		832,891		383,708
Miscellaneous Benefits	—		—		—		412,686	(10)	1,500,000	(6)
Excise Tax Gross-Up	—		—		—		—		—

Blaine Sweatt, III
FY07 MIP Bonus(2)	466,600		466,600		466,600		466,600		466,600
FY07 FlexComp Plan award(3)	289,461		289,461		289,461		289,461		289,461
Cash Severance Benefit	—		—		—		7,075,540		—
Accelerated Vesting of Stock Options(4)	4,088,066	(8)	4,088,066	(8)	4,088,066	(8)	4,464,210		2,079,327
Accelerated or Continued Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units or Other Equity awards(5)	3,257,337	(8)	3,257,337	(8)	3,257,337	(8)	3,736,498		576,973
Miscellaneous Benefits	134,942	(9)	134,942	(9)	134,942	(9)	2,284,334	(10)	1,500,000	(6)
Financial Counseling Allowance	7,500		7,500		—		—		—
Excise Tax Gross-Up	—		—		—		—		—

David T. Pickens
FY07 MIP Bonus(2)	393,900		393,900		393,900		393,900		393,900
FY07 FlexComp Plan award(3)	174,867		174,867		174,867		174,867		174,867
Cash Severance Benefit	—		—		—		850,500		—
Accelerated Vesting of Stock Options(4)	—		925,164	(7)	—		2,702,075		2,101,817
Accelerated or Continued Vesting of Restricted Stock, Restricted Stock Units and Performance Stock Units or Other Equity awards(5)	—		—		—		2,015,561		615,551
Miscellaneous Benefits	—		—		—		405,418	(10)	1,500,000	(6)
Excise Tax Gross-Up	—		—		—		1,133,710		—

(1)	As of May 27, 2007, Ms. Dimopoulos and Mr. Sweatt are eligible for certain retirement benefits defined as age 55 with 10 years of service. These benefits are identified in footnotes (8) and (9). Effective June 30, 2007, Ms. Dimopoulos and Mr. Sweatt are retired. No other Named Executive Officers are eligible for early retirement or normal retirement benefits.

(2)	Reflects the annual cash incentive for fiscal 2007 paid in July 2007, which is also included in the Summary Compensation Table.

(3)	Reflects the annual FlexComp Plan award for fiscal 2007 paid in July 2007, which is also included in the Summary Compensation Table and footnote (6) thereto.

(4)	This value equals the difference between the closing market price of our common stock on the New York Stock Exchange on May 27, 2007 ($45.32) and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination.

(5)	This value is calculated based on the closing market price of our common stock on the New York Stock Exchange on May 27, 2007 ($45.32).

(6)	The maximum life insurance benefit for normal death is $1,500,000; for accidental death the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

(7)	This amount represents the value of awards that would receive accelerated vesting because the Named Executive Officer’s age plus years of service would equal or exceed 70 as of May 27, 2007.

(8)	This amount represents the value of awards that receive accelerated or continued vesting because the Named Executive Officer would be age at least age 55 with 10 years of service as of May 27, 2007.

(9)	Reflects the lump sum present value of the retiree medical benefit.

(10)	Miscellaneous benefits include welfare and other continuation benefits, post-retiree medical benefits and FlexComp Plan benefits.

Equity Compensation Plan Information.

The following table gives information about our common shares that may be issued as of May 27, 2007 under our 2002 Plan, Stock Option and Long-Term Incentive Plan of 1995 (“1995 Plan”), Restaurant Management and Employee Stock Plan of 2000 (“2000 Plan”), Stock Plan for Directors (“Director Stock Plan”), Compensation Plan for Non-Employee Directors (“Director Compensation Plan”) and Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	14,931,679	$22.28	5,178,130	(3)
Equity compensation plans not approved by security holders(4)	1,761,147	$18.87	0
Total	16,692,826	$21.93	5,178,130

(1)	Includes deferred compensation obligations and restricted stock units and performance stock units that may be paid out in common stock.

(2)	Includes the 2002 Plan, 1995 Plan and Employee Stock Purchase Plan. Effective with amendments to the 2002 Plan that were approved by our shareholders at the 2006 Annual Meeting of Shareholders in September 2006, the 2002 Plan has a “fungible share pool” approach to manage authorized shares. With respect to stock options and stock appreciation rights (SARs), the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after the 2006 Annual Meeting of Shareholders, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the amended 2002 Plan.

(3)	In addition to grants of options, warrants or rights, includes up to 3,882,224 shares of common stock or other stock-based awards that may be issued under the 2002 Plan, and up to 1,295,906 shares of common stock that may be issued under the Employee Stock Purchase Plan. Does not include shares under the 1995 Plan because no new awards may be made under that plan.

(4)	Includes the 2000 Plan, Director Stock Plan and Director Compensation Plan. No new awards may be made under these plans, but options outstanding under the plans may be exercised in accordance with their terms.

2000 Plan. The 2000 Plan provided for the issuance of up to 5,400,000 shares of common stock out of our treasury as nonqualified stock options, restricted stock or restricted stock units. No awards could be made under the 2000 Plan after January 1, 2004, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Only our employees other than executive officers were eligible to receive awards under the 2000 Plan. The purpose of the 2000 Plan was to provide incentives and awards to employees who may be responsible for the management, growth and sound development of our restaurants, and to align the interests of employees with the interests of our shareholders. The 2000 Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option granted under the 2000 Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the 2000 Plan generally vest one to four years after the date of grant and expire ten years from the date of grant. The 2000 Plan was approved by our Board of Directors.

Director Stock Plan. The Director Stock Plan provided for the issuance of up to 375,000 shares of common stock out of our treasury as non-qualified stock options, restricted stock, restricted stock units or stock awards. No awards could be made under the Director Stock Plan after September 30, 2000, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Our non-employee directors were the only persons eligible to receive awards under the Director Stock Plan. The purpose of the Director Stock Plan was to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Stock Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option granted under the Director Stock Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the Director Stock Plan generally vest one to three years after the date of grant and expire ten years from the date of grant. The restrictions on restricted stock and restricted stock units granted under the Director Stock Plan generally lapse one year after the date of grant. The Director Stock Plan was approved by our Board of Directors.

Director Compensation Plan. The Director Compensation Plan provided for the issuance of up to 105,981 shares of common stock out of our treasury. No awards could be made under the Director Compensation Plan after September 30, 2005, but awards granted prior to that time remain outstanding and will vest in accordance with their terms. The Director Compensation Plan allowed us to award cash, deferred cash or common stock. Our non-employee directors were the only persons eligible to receive awards under the Director Compensation Plan. The purpose of the Director Compensation Plan was to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Compensation Plan is administered by the Compensation Committee of the Board of Directors and was approved by the Board.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five non-employee directors, all of whom are independent under our Corporate Governance Guidelines and the New York Stock Exchange listing standards. The responsibilities of the Audit Committee include assisting with Board oversight of:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

The Audit Committee also appoints our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process and for providing a report assessing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), issuing a report on the audit and providing an attestation report on management’s assessment of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. An amended version of the Audit Committee’s charter was approved by the Board of Directors on March 22, 2005. The Audit Committee reviews the charter annually and remained in compliance with the charter during fiscal 2007.

The Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with our management; and

•

Discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP that firm’s independence from us.

Based upon the reviews and discussions with management and the independent registered public accounting firm described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2007 for filing with the SEC.

The Audit Committee has reviewed and discussed the fees paid to KPMG LLP during the last fiscal year for audit and non-audit services, which are set forth below under the caption “Independent Registered Public Accounting Firm Fees and Services,” and has determined that the provision of the non-audit services is compatible with the firm’s independence.

This report has been furnished by the members of the Audit Committee:

Jack A. Smith, Chair

David H. Hughes

Charles A. Ledsinger, Jr.

Senator Connie Mack, III

Maria A. Sastre

INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FEES AND SERVICES

Fees

Audit Fees. During fiscal 2007 and fiscal 2006, the aggregate fees billed or estimated to be billed to us for professional services rendered by KPMG LLP for the audit of our annual financial statements, review of financial statements included in our Form 10-Qs or services normally provided by our accountants in connection with statutory and regulatory filings or engagements were $1,852,000 and $1,575,700, respectively.

Audit-Related Fees. During fiscal 2007 and fiscal 2006, the aggregate fees billed to us or estimated to be billed to us for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of our financial statements and are not reported under the heading “Audit Fees” above were $49,000 and $43,500, respectively. The services provided consisted in both years of audits of our employee benefit plans and the Darden Restaurants, Inc. Foundation.

Tax Fees. During fiscal 2007 and fiscal 2006, there were no fees billed to us for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning.

All Other Fees. During fiscal 2007 and fiscal 2006, the aggregate fees billed to us for other products or services provided by KPMG LLP, other than the services reported above, were $1,500 and $1,500, respectively. The services provided consisted of a subscription to an accounting website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, a copy of which is posted on our website, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the Chief Financial Officer are obtained prior to the retention; and

•

The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC, Independence Standards Board and New York Stock Exchange.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2007 and 2006, all of the services provided by KPMG LLP for the services described above under the headings “Audit-Related Fees” and “All Other Fees” were pre-approved using the above procedures, and none were provided pursuant to any waiver of the pre-approval requirement.

PROPOSAL 2—RATIFY THE APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008. KPMG LLP has served as our independent registered public accounting firm since 1995. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common shares to file with the SEC and New York Stock Exchange reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2007 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were satisfied during fiscal 2007, except that Blaine Sweatt, III, who retired as our Executive Vice President and President, New Business effective May 27, 2007, filed one Form 5 on July 3, 2007 to report the transfer of 2,162.78 shares out of the Darden Stock Fund in the Darden Savings Plan on November 7, 2006.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended May 27, 2007 (not including exhibits or documents incorporated by reference), are available without charge to shareholders upon written or oral request to Investor Relations, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone toll free 1-800-832-7336 or via the Internet at www.darden.com.

YOUR VOTE IS IMPORTANT!

Please promptly mark, sign, date and return your proxy card in the enclosed envelope or follow the instructions on your card to vote by Internet or telephone.

BY ORDER OF THE
BOARD OF DIRECTORS

Paula J. Shives
Senior Vice President,
General Counsel and Secretary

August 6, 2007

DARDEN RESTAURANTS, INC.

Notice of Meeting and Proxy for

ANNUAL MEETING OF SHAREHOLDERS

Friday, September 14, 2007

10:00 a.m. EDST

Hyatt Regency Orlando International Airport

9300 Airport Boulevard

Orlando, Florida 32827

Darden Restaurants, Inc. 5900 Lake Ellenor Drive Orlando, Florida 32809	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 14, 2007.

The undersigned hereby appoints Clarence Otis, Jr., C. Bradford Richmond and Paula J. Shives, and each of them, as proxies with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2007 Annual Meeting of Shareholders of Darden Restaurants, Inc. to be held at 10:00 a.m. EDST on September 14, 2007, at the Hyatt Regency Orlando International Airport in Orlando, Florida, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDST) on September 13, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/dri/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDST) on September 13, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Darden Restaurants, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect the full Board of 12 directors to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The 12 director nominees are as follows:

01	Leonard L. Berry	05 William M. Lewis, Jr.	09 Michael D. Rose	☐ Vote FOR ☐	Vote WITHHELD
02	Odie C. Donald	06 Senator Connie Mack, III	10 Maria A. Sastre	all nominees	from all nominees
03	David H. Hughes	07 Andrew H. (Drew) Madsen	11 Jack A. Smith	(except as marked)
04	Charles A. Ledsinger, Jr.	08 Clarence Otis, Jr.	12 Rita P. Wilson
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008.			☐ For ☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box ☐ I plan to attend the meeting ☐				Date
Indicate changes below:

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.